Exhibit 99.4

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

BTP ACQUISITION COMPANY, LLC,

IEAC, INC,

and

IMAGE ENTERTAINMENT, INC.

Dated as of June 27, 2007

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TABLE OF CONTENTS

(continued)

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THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 27, 2007, is among BTP Acquisition Company, LLC, a Delaware limited liability company (“Parent”), IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger on March 29, 2007 (the “Original Agreement”), pursuant to which the parties agreed that Merger Sub would merge with and into the Company with the Company surviving such merger in accordance with the terms thereof (the “Merger”);

WHEREAS, pursuant to Section 5.17 of the Original Agreement, Parent elected to change the method of effecting the Merger to maintain (a) the listing of Company Common Stock (as defined below) on NASDAQ (as defined below) and (b) the registration of Company Common Stock under the Exchange Act (as defined below) after the Effective Time (as defined below), subject to certain conditions stated therein;

WHEREAS, the Company Board and the respective boards of directors or managing members, as the case may be, of Parent and Merger Sub have determined that it is advisable and in the best interests of their respective entities and stockholders or members that the Original Agreement be amended and restated as set forth herein;

WHEREAS, the Company Board and the respective boards of directors or managing members, as the case may be, of Parent and Merger Sub have duly approved this Agreement and the Merger, upon the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to Section 5.19 hereof, the Company is agreeing to execute and deliver immediately prior to the Effective Time a securities purchase agreement in the form attached as Exhibit D hereto (the “Securities Purchase Agreement”), pursuant to which Parent will be entitled to purchase from the Company, and the Company will agree to issue and sell to Parent, shares of Company Common Stock and/or shares of series a convertible preferred stock of the Company (collectively, the “Company Additional Securities”), any such issuance and sale to occur substantially concurrently with, but immediately prior to the consummation of the Merger, on the terms and subject to the conditions set forth in the Securities Purchase Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

THE MERGER

SECTION 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Other capitalized terms defined elsewhere in this Agreement and not defined in Section 1.01 shall have the meanings assigned to such terms elsewhere in this Agreement.

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Adjusted Base Net Worth” means 95% of the adjusted net worth of the Company as of December 31, 2006 (calculated in accordance with Section 1.01 of the Company Disclosure Letter).

“Adjusted Closing Net Worth” means the adjusted net worth of the Company as of the Measurement Date (calculated in accordance with the hypothetical calculation in Section 1.01 of the Company Disclosure Letter).

“Aggregate Merger Consideration” means the sum of the Per Share Cash Consideration, the Option Consideration, the Warrant Consideration, the Relativity Merger Consideration and the RSU Cash Consideration.

“beneficial ownership” or “beneficially own” shall have the respective meanings as those terms are used under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Benefit Plan” means each employee benefit plan, program, arrangement or contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA and any welfare, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, retiree medical or life insurance, change-in-control, severance or other employee benefit plan, program, policy, arrangement and contract, whether written or unwritten) which the Company or any of its Subsidiaries maintains, or contributes to, has any obligation to contribute to or has any liability, actual or contingent, with respect to, Section 4069, 4201 or 4212(c) of ERISA or otherwise.

“Business” means, collectively, the businesses of the Company and its Subsidiaries.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York or the City of Los Angeles.

“Cash Shares” means, with respect to each Company Stockholder, the percentage of such Company Stockholder’s Shares equal to the Cash Share Percentage (with any resulting fractional Cash Share rounded down to the nearest whole Share).

“Cash Share Percentage” means one hundred percent (100%) minus the Retained Share Percentage.

“Charter Documents” means the Company’s certificate of incorporation and bylaws, in each case as may be amended from time to time.

“Code” means the Internal Revenue Service Code of 1986, as amended.

“Company Board” means the board of directors of the Company and any committees thereof.

“Company Common Stock” means the common stock, par value $.0001 per share, of the Company.

“Company Convertible Note” means that certain senior convertible note issued to Portside Growth and Opportunity Fund, originally dated as of August 30, 2006, in an original principal amount of Seventeen Million Dollars ($17,000,000), as amended on November 10, 2006.

“Company Credit Facility” means the Company’s secured senior revolving line of credit currently in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) pursuant to the Loan and Security Agreement, dated May 4, 2007, by and among the Company, Wachovia Capital Finance Corporation (Western) and the other parties named therein.

“Company Disclosure Letter” means the disclosure letter dated March 29, 2007 delivered to Parent by the Company in connection with the execution and delivery of the Original Agreement (with specific reference to the representations and warranties in Section 3.01 to which the information in such letter relates), as amended on the date hereof, in connection with the execution and delivery of this Agreement.

“Company Equity Incentive Plans” means the Company’s 2004 Incentive Compensation Plan, 1998 Incentive Plan, 1994 Eligible Directors Stock Option Plan and the Egami Media, Inc. 2005 Incentive Compensation Plan.

“Company Material Adverse Effect” means an effect, event, development or change which, individually or in the aggregate with other effects, events, developments or changes, is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, other than any effect, event, development or change arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes or conditions in the industries in which the Company and its Subsidiaries operate (provided, that the impact on the Company is not materially disproportionate to the impact on other similarly situated entities), (C) changes in laws (including, without limitation, tax laws and regulatory laws) or general economic conditions (provided, that the impact on the Company is not materially disproportionate to the impact on other similarly situated entities), (D) changes in GAAP, (E) the execution, announcement of, or compliance with, this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, licensors, distributors, partners or employees, (F) acts of war or acts of terrorism, or (G) any change in the Company’s stock price or trading volume.

“Company Preferred Stock” means the preferred stock, par value $.0001 per share, of the Company.

“Company Rights” means the preferred stock purchase rights associated with the Company Common Stock pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement, dated as of October 31, 2005, between the Company and Computershare Trust Company, Inc., a Colorado limited purpose trust company, as Rights Agent.

“Company Share Issuance” means the issuance and sale of the Company Additional Securities pursuant to the Securities Purchase Agreement.

“Company Stockholders” means the holders of the outstanding shares of Company Common Stock.

“Company Stockholder Issuance Approval” means the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote at the Stockholders’ Meeting required to approve the Company Share Issuance pursuant to the Charter Documents.

“Company Stockholder Merger Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock required to adopt this Agreement pursuant to Section 251(c) of the DGCL.

“Confidentiality Agreement” means the letter agreement, dated November 22, 2006 between Parent and the Company.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” means any shares of Company Common Stock that are outstanding immediately prior to the Effective Time, the holders of which shall have properly delivered a written demand for appraisal and otherwise perfected the right to an appraisal of the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL.

“Egami Media” means Egami Media, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Elements” means all physical elements of or relating to a Film, including all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cut-outs and trims excepted), and sound, all video formats (including PAL/NTSC), and other physical properties in connection with a Film and the trailer for such Film, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including without limitation, any video digital recordings and HDTV format recordings, and any and all other physical properties of every kind and nature relating to a Film in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

“Environmental Laws” means all Laws relating to the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, storage, treatment, disposal, abatement, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any Hazardous Materials, including the following federal Laws as amended and their state counterparts: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq.; and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, and related human health, safety, or welfare.

“Environmental Liabilities and Costs” means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, “Environmental Losses”) imposed by, under or pursuant to Environmental Laws, including all Environmental Losses related to Remedial Actions, and all fees, compliance costs, disbursements, penalties, fines and expenditures necessary to cause property, the Company, any Subsidiary of the Company or the Business to be in compliance with the requirements of Environmental Laws.

“Environmental Permits” means any federal, state or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the Business as currently conducted under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) paid or incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including (i) any due diligence and valuation costs and expenses, (ii) the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval, (iii) the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any Governmental Entity in connection with the Required Statutory Approvals and (iv) all other matters related to the transactions contemplated hereby.

“Fee Guarantee” means that certain guarantee in favor of the Company, dated as of the date of the Original Agreement, pursuant to which the payment of the Business Interruption Fee to the Company is being guaranteed if the Company becomes entitled to such payment pursuant to Section 7.02(c) hereof.

“Film” or “Films” means such motion pictures (including, features and shorts), television programming, animated programming, Internet programming, direct-to-video programming, direct-to-DVD programming or other filmed, taped or recorded entertainment of any kind or nature, in whatever stage of development, production, completion, abandonment, turnaround or release, in which Company owns or controls any right, title or interest.

“Film Rights” means those rights with respect to any Film, including all “Components” thereof, owned or controlled by Company or its Subsidiaries. For such purpose “Components” shall mean titles, themes, contents, dialogue, characters, plots, characterizations, elements and music (whether or not now known or recognized) including: (a) underlying literary, musical and dramatic and other material and intellectual property associated with or related to or necessary to the exploitation of such Film including copyrights pertaining thereto; (b) sequel, prequel, remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, games and interactive rights; (c) all other allied, ancillary, subsidiary and derivative rights (including theme park rights) throughout the universe related to the Films; (d) all Elements related to the Films; and (e) all contractual and other rights associated with or related to the Films, whether in any media now known or hereafter developed.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body with legal jurisdiction to exercise any regulatory, judicial, taxing, importing or other governmental authority.

“Hazardous Materials” means any substance that (a) is defined, listed, identified or otherwise regulated under any Environmental Law, or (b) requires investigation, remediation, or other protective measures under such Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Right” means any trademark, service mark, trade name, copyright, patent, software license, other database, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“known,” “knowingly” or “Knowledge” means, with respect to any party, the actual knowledge of the persons listed on Schedule 1.01, presuming such persons have completed a reasonable investigation of the matter in question.

“Law” or “Laws” means, as applicable, (A) statutes, laws, rules, regulations, ordinances or codes of any Governmental Entity and (B) writs, orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

“Letter Agreement” means that certain expense reimbursement agreement, dated March 8, 2007, by and between the Company and Parent.

“Liens” means all mortgages, liens, pledges, encumbrances, charges and security interests.

“Licensors” mean those persons from which the Company or its Subsidiaries has acquired any right, title or interest in any Film or any Music Product.

“Master Recordings” shall mean the original Recordings of the performances of musical artists as embodied on the original Master Tape, which are owned by, or licensed to, Company.

“Master Tapes” shall mean all original master recording tapes (whether digital or analog) and every recording of sound (by any method and on any substance or material, now known or hereafter developed), whether or not coupled with a visual image, including the following elements: (a) master mix reels (i.e., two-track master mixes on analog tape) recorded and compiled at the mixing studio (i.e., prior to mastering); (b) analog and/or digital multitrack tapes (masters and slaves) (including any two, three, four, eight, sixteen, twenty-four and forty-eight track master tapes) with accompanying tone reels (if available); (c) two track mastered and edited tapes (whether on analog reels, digital audio tapes, U-Matic 1630 tape, CD-R or otherwise) with respect to each recording of sound, whether or not coupled with a visual image in a format used or useful in the production or manufacture of Records; (d) computer-based recording storage formats (e.g., ProTools session and audio data files, Exabyte reels, magneto-optical discs, CD-Rs, hard discs, etc.); (e) sample and automation discs (if any); (f) all existing documentation (e.g., console strips, outboard settings, session notes, etc.); and (g) and all acetates and metal or other equivalent parts or reproductions of such master tapes and recordings, and all other materials used or useful in the recording, production or manufacture of Records.

“Measurement Date” shall mean June 30, 2007.

“Musical Compositions” shall mean that portion of all right, title and interest in and to any musical composition (whether published or unpublished, registered or unregistered) which is owned by or licensed to Company, including, without limitation, all rights to: (a) the exploitation thereof in the form of sheet music, orchestrations, folios, compilations, songbooks and other forms of print; (b) the exploitation thereof as embodied in Records; (c) the inclusion of performances thereof in motion pictures, videotapes and other audiovisual works; and (d) the granting to third parties of the right to perform such musical compositions publicly, world-wide.

“Music Distribution Agreements” shall mean all agreements relating to the distribution, license or other exploitation of any item or items of Music Product or otherwise in the Music Library or any Records embodying the same.

“Music Distribution Rights” shall mean the rights of the Company, including pursuant to any license, to distribute, license or otherwise exploit any Music Product.

“Music Inventory” shall mean all Records and all related packaging, all copies of published Musical Compositions (whether in the form of sheet music, orchestrations, folios, compilations, song books or any other form of print), all other physical embodiments of any of the foregoing (other than Master Tapes themselves) all promotional materials (including music videos, promotional Music Products, merchandising or any other similar materials), any other materials created, produced or manufactured pursuant to a Music Agreement (other than Master Recordings), and related products and other readily marketable materials, including raw materials, of a type manufactured by or on behalf of the Company or its Subsidiaries in the ordinary course of business as presently conducted.

“Music Library” shall mean, for any person, the catalogue of all Music Product owned, held by or licensed to such person.

“Music Product” shall mean: (a) Master Recordings; (b) Musical Compositions; and (c) any and all and all appurtenant rights to the Master Recordings and Musical Compositions.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.

“other party” means, with respect to the Company, Parent and Merger Sub, collectively, and with respect to Parent and Merger Sub, the Company, unless the context otherwise requires.

“Parent Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts which prevents or materially impedes, interferes with, hinders or delays (to a date beyond the Outside Date or the Extended Outside Date (if applicable) (each as defined in Section 7.01(a)(iii) below)) the consummation by Parent and Merger Sub of the Merger, the Financing (as defined in Section 3.02(h) below) and the other transactions contemplated hereby.

“Per Share Cash Consideration” means an amount in cash equal to the quotient of (a) $4.40 divided by (b) the Cash Share Percentage. By way of example only, if the Cash Share Percentage is equal to ninety four percent (94%), then the Per Share Cash Consideration shall be equal to $4.68.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Portside Warrant” means that certain warrant, dated August 30, 2006, as amended as of November 10, 2006, in the name of the Portside Warrantholder, pursuant to which the Portside Warrantholder is entitled to purchase from the Company at the exercise price then in effect One Million (1,000,000) shares of Company Common Stock.

“Portside Warrantholder” means Portside Growth and Opportunity Fund or its permitted assigns.

“Professional Advisor” means with respect to any person, any attorney, accountant, investment banker and other advisor and agent.

“Professional Fees” means all fees and expenses of all Professional Advisors for services rendered in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of Professional Advisors arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby.

“Proxy Statement” means, collectively, the preliminary and definitive proxy statements and related proxy solicitation materials files with the SEC (as amended or supplemented from time to time) relating to the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval.

“Recording” shall mean any recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other exploitation of sound.

“Records” shall mean any form of reproduction, distribution, transmission or communication of Recordings (whether or not in physical form) now or hereafter known (including reproductions of sound alone or together with visual images) which is manufactured, distributed, transmitted or communicated primarily for personal use, home use, institutional (e.g., library or school) use, jukebox use, or use in means of transportation, including any computer-assisted media (e.g., CD-ROM, DVD Audio, CD Extra, Enhanced CD) or use as a so-called “ring tone.” For the avoidance of doubt, “Records” shall include the transmission or communication of a Master Recording directly to the consumer regardless of whether previously or subsequently embodied in a physical record configuration by any Person.

“Relativity” means Relativity Media, LLC, a California limited liability company.

“Relativity Merger Consideration” means the aggregate amount in cash calculated on Section 1.01 of the Company Disclosure Letter.

“Relativity Shares” means, collectively, the 3,400,000 contingently issuable shares of Company Common Stock granted to Relativity pursuant to, and on the terms and conditions of, the Relativity Transaction Documents.

“Relativity Transaction Documents” means, collectively, the following agreements: (a) that certain Home Video Distribution Agreement, dated as of August 11, 2006, by and between the Company and Relativity; (b) that certain Stock Purchase Agreement, dated as of August 11, 2006, by and between the Company and Relativity; (c) that certain Security Agreement, dated as of August 11, 2006, by and between the Company and Relativity; (d) that certain Stock Pledge, dated as of August 11, 2006, by and between the Company and Relativity; and (e) that certain Stock Release Agreement, dated as of August 11, 2006, by and between the Company and Relativity.

“Release” means any releasing, spilling, leaching, disposing or other transmission or discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).

“Remedial Action” means all actions required by the Environmental Laws to investigate, monitor, clean up, remove, treat or in any other way remediate any Release.

“Representatives” means with respect to any person, any director, officer or employee of, or any investment banker, financial advisor, accountant, attorney or other agent or representative of, such person.

“Retained Shares” means, with respect to each Company Stockholder, the percentage of such Company Stockholder’s Shares equal to the Retained Share Percentage (with any resulting fractional Retained Share rounded up to the nearest whole Share).

“Retained Share Percentage” means a specified percentage equal to the total shares of Company Common Stock outstanding immediately prior to the Effective Time as determined by Parent after taking into account (a) the applicable listing standards for continued listing of the Company Common Stock (and the common stock of the Surviving Corporation after the Merger) on NASDAQ following the Merger, (b) the anticipated stockholder base and market for such shares following the Merger, and (c) any other factors deemed relevant by Parent in its reasonable discretion; provided, however, that the Retained Share Percentage shall be determined by Parent not later than two (2) Business Days prior to the filing by the Company of the Proxy Statement in definitive form with the SEC; provided further, however, that in no event shall the Retained Share Percentage be greater than nine percent (9%) or less than five percent (5%).

“Returns” means all federal, state, local and foreign returns, forms, estimates, information statements and reports required to be filed with any Governmental Entity relating to Taxes.

“RSUs” means restricted stock units entitling the holder thereof to shares of Company Common Stock.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of Company Common Stock.

“Stockholders’ Meeting” means a meeting of Company Stockholders (which may be the regular annual meeting, if approved by Parent, such approval not to be unreasonably withheld or delayed) for the purposes of obtaining the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval.

“Subsidiary,” means, when used with respect to Parent, Merger Sub, the Surviving Corporation or the Company, any other person (whether or not incorporated) with respect to which Parent, Merger Sub or the Company, as applicable, directly or indirectly (a) owns or has the power to vote or control more than 50% of any class or series of capital stock or other voting interests of such person or (b) is a general partner, managing member or joint venturer.

“Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital, sales, use, license, registration, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties and similar amounts together with all interest, penalties and additions imposed with respect to any such amounts.

“Trading Day” means any day on which the shares of Company Common Stock are traded on The NASDAQ Global Market, or, if The NASDAQ Global Market is not the principal trading market for the shares of Company Common Stock, then on the principal securities exchange or securities market on which the shares of Company Common Stock are then traded; provided, that “Trading Day” shall not include any day on which the shares of Company Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Company Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transfer Taxes” means all stock transfer, real estate transfer, property, documentary, stamp, recording and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

SECTION 1.02 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in Section 1.05.

SECTION 1.03 Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m. local time on a date to be specified by the parties hereto, which shall be no later than the tenth Business Day after satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of the conditions set forth in Article VI of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such satisfaction at the Closing or, to the extent permitted by this Agreement and applicable Law, waiver of those conditions at or prior to the Closing), at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064, unless another time, date or place is agreed to by Parent and the Company. The actual date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.04 Effective Time. Subject to the provisions of this Agreement, the parties shall prepare, and on the Closing Date the parties shall cause to be filed with the Delaware Secretary of State, a certificate of merger in accordance with Section 251 of the DGCL (in any such case, the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the parties hereto may agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.05 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, in each case as contemplated by Section 259 of the DGCL.

SECTION 1.06 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms or applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety as is set forth on Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms or applicable Law.

SECTION 1.07 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office until their respective successors are duly elected and qualified.

SECTION 1.08 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their successors are duly appointed by the board of directors of the Surviving Corporation or a duly authorized committee thereof.

ARTICLE II

EFFECT OF THE MERGER ON THE SECURITIES OF THE

CONSTITUENT CORPORATIONS; EXCHANGE PROCEDURES

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Capital Stock of Merger Sub. The shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become that number of fully paid and nonassessable shares of common stock, par value $.0001 per share, of the Surviving Corporation equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus the Retained Shares, plus (ii) the right to receive at Parent’s election at the Effective Time warrants to purchase 8,500,000 shares of common stock of the Surviving Corporation, in the form of Exhibit C hereto (the “BTP Warrants”). The issuance of the BTP Warrants, if such issuance is elected by Parent, is referred to as the “BTP Warrants Issuance.”

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time (collectively, the “Canceled Shares”) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion and Retention of Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time that shall not be a Dissenting Share or a Cancelled Share shall be either a Cash Share or a Retained Share.

(i) Each share of Company Common Stock that is a Cash Share issued and outstanding immediately prior to the Effective Time, other than the Canceled Shares and any Dissenting Shares (each such Canceled Share and Dissenting Share, an “Excluded Share” and collectively, the “Excluded Shares”), automatically shall be converted as of the Effective Time into the right to receive the Per Share Cash Consideration, without interest, less any required withholding Taxes in accordance with Section 2.02(h) hereof.

(ii) Each share of Company Common Stock that is a Retained Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall remain outstanding and beneficially owned after the Merger as an identical share of common stock of the Surviving Corporation beneficially owned by the Person who beneficially owned such Retained Share immediately prior to the Effective Time, and otherwise shall be unaffected by the Merger.

(d) Cancellation of Shares. At the Effective Time, all Cash Shares shall no longer be outstanding and such Cash Shares shall automatically be canceled and retired and shall cease to exist, and, in the case of book-entry Cash Shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such Cash Shares, and each holder of Book-Entry Shares or any stock certificate representing any such Cash Shares (each, a “Certificate” and collectively, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive cash with respect to each such Cash Share in accordance with, or as otherwise contemplated by, Section 2.01 of this Agreement.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the consideration provided in this Section 2.01. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall be entitled only to such rights as are granted under Section 262 of the DGCL, except that all Dissenting Shares held by persons who fail to perfect or who effectively waive, withdraw or lose their rights as a dissenting stockholder in respect of such Dissenting Shares under Section 262 of the DGCL shall automatically be deemed to have been converted as of the Effective Time as provided in this Article II and will no longer be Dissenting Shares or Excluded Shares for purposes of the Agreement. The Company shall give prompt notice and copies to Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations, settlements and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(f) Options. At the Effective Time, each option (each, an “Option”) to purchase Company Common Stock granted under the Company Equity Incentive Plans that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than two (2) Business Days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, only an amount in cash (the “Option Consideration”), without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock issuable upon the exercise in full of such Option by (y) the excess, if any, of the amount of the Per Share Cash Consideration over the exercise price per share of Company Common Stock subject to such Option (with the aggregate amount of such payment rounded up to the nearest cent), and in each case less any required withholding for Taxes in accordance with Section 2.02(h) hereof.

(g) Restricted Stock Units. At the Effective Time, each RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than two (2) Business Days after the Effective Time) from the Surviving Corporation, in consideration of such cancellation, an amount in cash (the “RSU Consideration”), without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such RSU and (ii) the Per Share Cash Merger Consideration, and in each case less any required withholding for Taxes in accordance with Section 2.02(h) hereof, but in each case subject to the terms and conditions set forth in the Company Equity Incentive Plans, including the terms and conditions with respect to distributions and timing of payment thereunder and any provisions requiring compliance with Section 409A of the Code.

(h) Warrants. Other than the Portside Warrantholder, each holder (each, a “Warrantholder”) of a warrant (each, a “Warrant”) to purchase Company Common Stock (other than the Portside Warrant) shall only be entitled to receive an amount in cash (the “Warrant Consideration”), without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock issuable upon the exercise in full of such Warrant held by such Warrantholder by (y) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of Company Common Stock under such Warrant (with the aggregate amount of such payment rounded up to the nearest cent), and in each case less any required withholding for Taxes in accordance with Section 2.02(h) hereof. As of the Effective Time, all such Warrants shall no longer be outstanding and shall automatically be canceled and retired and cease to exist and each Warrantholder shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration, without interest, upon the surrender of the original Warrant to the Paying Agent in accordance with Section 2.02(k).

(i) Portside Warrant.

(i) If the Portside Warrant is outstanding and unexercised immediately prior to the Effective Time, the Company, as the Surviving Corporation in the Merger, shall continue to be obligated to perform under the Portside Warrant in accordance with the terms and conditions thereof. No waiver of any of the Company’s rights or powers under the Portside Warrant shall be deemed to have occurred as a result of the Merger.

(ii) Upon consummation of the Merger and if the Portside Warrant is then outstanding and unexercised, the Company, as the Surviving Corporation, shall deliver to the Portside Warrantholder any confirmations required to be delivered to the Portside Warrantholder pursuant to the terms and conditions of the Portside Warrant.

(j) Relativity Shares. Subject to the terms and conditions of the Relativity Transaction Documents, the Relativity Shares shall be converted into the right to receive the Relativity Merger Consideration, without interest and less any required withholding Taxes in accordance with Section 2.02(h) hereof. As of the Effective Time and subject to the terms and conditions of the Relativity Transaction Documents, all Relativity Shares shall no longer be outstanding or issuable and all Relativity Shares shall automatically be canceled and retired and shall cease to exist, and Relativity shall thereafter only have the right to receive from the

Company at the Effective Time, or as soon as practicable thereafter (but in no event later than two Business Days after the Effective Time) from the Surviving Corporation, in consideration of such cancellation, only the Relativity Merger Consideration, without interest.

(k) Company Convertible Note.

(i) The Company shall provide to the holder of the Company Convertible Note, all notices required by the terms of the Company Convertible Note to be provided to the holder of such Company Convertible Note.

(ii) If the Company Convertible Note is outstanding and unconverted immediately prior to the Effective Time, then at the Effective Time the Company, as the Surviving Corporation, shall continue to be obligated to perform under the Company Convertible Note in accordance with the terms and conditions thereof; provided, that, in accordance with the terms of the Company Convertible Note, Section 14 of the Company Convertible Note shall be deemed deleted and of no force and effect after the Effective Time. No waiver of any of the Company’s rights or powers under the Company Convertible Note shall be deemed to have occurred as a result of the Merger.

(iii) Upon consummation of the Merger and if the Company Convertible Note is then outstanding, the Company, as the Surviving Corporation, shall deliver to the holder of the Company Convertible Note any confirmations required to be delivered to the holder of the Company Convertible Note pursuant to the terms and conditions of the Company Convertible Note; provided, that, in accordance with the terms of the Company Convertible Note, Section 14 of the Company Convertible Note shall be deemed deleted and of no force and effect from and after the Effective Time.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as paying agent in the Merger (the “Paying Agent”) and, prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”), which Paying Agent Agreement shall provide, among other things, that Parent shall deposit with the Paying Agent, immediately prior to the Effective Time, for the benefit of the holders of Cash Shares (other than the Excluded Shares), immediately available funds in an aggregate amount necessary for the payment of the Per Share Cash Consideration upon surrender of Certificates or Book-Entry Shares pursuant to this Section 2.02. The cash deposited with the Paying Agent by Parent in accordance with this Section 2.02 shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than such payments.

(b) Exchange Procedures for Certificates. No later than five Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than the Excluded Shares), (i) a letter of transmittal in customary form and mutually agreed upon by Parent and the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares, as the case may be, to the Paying Agent and

(ii) instructions for effecting the surrender of the Certificates (or Affidavits (as defined below) in lieu of any lost, stolen or destroyed Certificates) and Book-Entry Shares in exchange for the Per Share Cash Consideration payable with respect to such holders Cash Shares (the “Initial Notice”). Upon surrender of a Certificate (or an Affidavit in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a duly executed and properly completed letter of transmittal and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Per Share Cash Consideration for each Cash Share of such holder, and (ii) a certificate or certificates representing the number of whole Retained Shares to be retained by the holder thereof by virtue of the Merger pursuant to Section 2.01, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. Until surrendered and exchanged as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Cash Consideration for any Cash Shares and the right to receive a stock certificate representing the Retained Shares such holder is entitled to retain pursuant to Section 2.01. No interest will be paid or will accrue to holders of Certificates or Book-Entry Shares on the cash payable upon the surrender of any Cash Shares.

(c) No Further Ownership Rights in Cash Shares Exchanged for Cash; Distributions with Respect to Unexchanged Cash Shares.

(i) All cash paid upon the surrender of Cash Shares in accordance with the terms of this Section 2.02 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cash Shares surrendered or theretofore represented by the portion of such Certificates or Book-Entry Shares that constitute Cash Shares.

(ii) No dividends or other distributions with respect to Cash Shares with a record date after the Effective Time of the Merger shall be paid to the holder of such Cash Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed one hundred and thirty-five (135) days after the Effective Time (including any net profit, interest or other earnings or gains thereon) shall be delivered to the Surviving Corporation (or, to a wholly owned subsidiary of the Surviving Corporation, if the Surviving Corporation so directs (such subsidiary, the “Designated Subsidiary”), and any holders of Certificates or Book-Entry Shares representing Cash Shares who have not theretofore complied with this Article II (such holders, “Nonclaiming Holders”) shall thereafter look only to the Surviving Corporation (or such Designated Subsidiary) for payment of their claims for the Per Share Cash Consideration with respect to such Cash Shares pursuant to this Article II. The Surviving Corporation shall effect a second notice (the “Second Notice”) to Nonclaiming Holders not later than the calendar month that is 57 months after the Effective Date, which will include the same information as set forth in the Initial Notice and shall advise the Nonclaiming Holders that they are entitled to exchange their Cash Shares by responding to the Surviving Corporation (or the Designated Subsidiary) within five years following the Second Notice.

(e) Investment of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting, interest or other earnings or gains from the Exchange Fund shall be the property of and payable to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the cash required to be paid by Parent pursuant to Section 2.01 above, Parent or the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times until its termination in accordance with Section 2.02(d) above, sufficient to make such payments.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any of their respective directors, officers, members, managers, employees or agents shall be liable to any person with respect to any Per Share Cash Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the time when any cash payable for Cash Shares under this Article II in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) Lost Certificates and Warrants. If any Certificate or any original Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit (an “Affidavit”) of that fact by the person claiming such Certificate or Warrant to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or Warrant, as the case may be, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate or Warrant, as the case may be, subject to compliance with the other applicable requests for valid surrender, exchange and payment for Shares or Warrants, as applicable, as provided in this Section 2.02, the applicable Per Share Cash Consideration or Warrant Consideration.

(h) Withholding Tax. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any applicable Law relating to Taxes, and shall promptly remit all withheld amounts to the applicable taxing authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

(i) Transfer Taxes. If payment of the Per Share Cash Consideration payable to a holder of Cash Shares is to be made to a person other than the person in whose name the applicable Cash Shares are registered, it shall be a condition of payment that any related Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the transfer of the Certificate surrendered to a person other than the registered holder or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(j) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Cash Shares shall have been changed into a different number or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Aggregate Merger Consideration shall be equitably adjusted to take into account the effects of such event; provided that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement, including the restrictions contained in Section 4.01 hereof.

(k) Exchange Procedure for Warrants. The Paying Agent Agreement shall also provide that Parent shall deposit with the Paying Agent, immediately prior to the Effective Time, for the benefit of the Warrantholders, immediately available funds in an aggregate amount necessary for the payment of the Warrant Consideration. Upon the surrender to the Paying Agent of an original Warrant, the Paying Agent shall pay to such Warrantholder, the Warrant Consideration. The procedures and other provisions set forth in this Section 2.02 (including Section 2.02(g) if any Warrant has been lost, stolen or destroyed) shall apply to any surrender of a Warrant.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Representations and Warranties of the Company. Except as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub, as follows:

(a) Organization.

(i) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so in good standing or to have such power and authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Charter Documents, which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board, other than those minutes relating to this transaction or any alternatives to this transaction considered by the Board or any matters subject to attorney-client privilege or the disclosure of which is limited by applicable Law. The Company is not in violation of the Charter Documents and none of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(ii) Section 3.01(a)(ii) of the Company Disclosure Letter lists each Subsidiary of the Company and the jurisdiction of organization thereof. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concept is recognized in such jurisdictions) and has the requisite corporate powers and authority to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the organizational and governing documents of each Subsidiary of the Company, all of which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, beneficially and of record by the Company free and clear of all Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests and is not a participant in, any corporation, partnership, joint venture, association or other person.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock and (B) 25,000,000 shares of Company Preferred Stock. As of June 11, 2007, (A) 21,729,185 shares of Company Common Stock are issued and outstanding, (B) 3,400,000 shares of Common Stock are classified as Relativity Shares, (C) zero shares of Company Common Stock are held in the treasury of the Company, (D) no shares of Company Preferred Stock are issued or outstanding or held by the Company in its treasury and (E) 4,555,773 shares of Company Common Stock are reserved for future issuance in connection with the Company Incentive Equity Plans (including shares reserved pursuant to issued and outstanding Options and RSUs), the Warrants and the Portside Warrant. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, non-assessable, and were not issued in violation of any preemptive or other right in favor of any person, and no class of capital stock is entitled to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. As of the date of the Original Agreement, there are no options, warrants, preemptive or other outstanding rights, stock appreciation rights, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries are bound, obligating the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding other than (u) the Company Rights, (v) 25,920 RSUs issued and outstanding, (w) Options representing the right to purchase 2,252,994 shares of Company Common Stock, (x) Warrants representing the right to purchase 884,284 shares of Company Common Stock, (y) the Portside Warrant representing the right to purchase 1,000,000 shares of Company Common Stock and (z) the Company Convertible Note representing the right to purchase 4,000,000 shares of Company Common Stock. All Options issued by Egami Media pursuant to the Egami Media, Inc. 2005 Incentive Compensation Plan and all Options issued by the Company pursuant to the 1994 Eligible Directors Stock Option Plan have been validly terminated and are no longer outstanding. Section 3.01(b) of the Company Disclosure Letter sets forth each Option, Warrant and RSU, as applicable, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Option, Warrant or RSU, the exercise price per share of such Option or Warrant and the vesting schedule for such Option, Warrant or RSU. The Company has made available to Parent true and complete copies of the forms of agreement relating to the grant of Options, Warrants and RSUs.

(ii) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Incentive Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock not less than the fair market value of a share of Company Common Stock on the date on which all requisite action constituting an offer of Company Common Stock to the grantee of the Option upon the terms set forth in the Options was completed, and (C) qualified for the tax and accounting treatment afforded to such Option in the Company’s Returns and the financial statement included in the Company SEC documents, respectively All Options and RSUs may, by their terms, be treated in accordance with Sections 2.01(f) and (g), respectively, of this Agreement, without the consent of the holder thereof or any other person.

(iii) The Relativity Merger Consideration is the maximum and only amount payable as a result of the Merger with respect to the Relativity Shares.

(c) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject only, in the case of the consummation of the Merger, to obtaining the Company Stockholder Merger Approval. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions so contemplated, in each case, subject only to, with respect to the Merger, the Company Stockholder Merger Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) No Conflicts; Consents and Approvals.

(i) The execution, delivery and performance of this Agreement by the Company do not and will not, as the case may be, and the consummation by the Company of the transactions contemplated hereby, including the Merger, does not or will not (x) conflict with or result in a violation pursuant to any provision of the Charter Documents or any provision of the organizational or governing documents of any Subsidiary of the Company, (y) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in subparagraph (ii) below, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect or (z) conflict with or result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, Benefit Plan, contract, agreement or other instrument, permit or obligation to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or their respective properties or assets are or may be bound except, in the case of clauses (y) and (z) above, as would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with the SEC of (i) the Proxy Statement and (ii) such reports and other documents under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL to be filed with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or its Subsidiaries are qualified to do business; (D) any filings and approvals pursuant to the rules and regulations of the NASDAQ; and (E) applicable requirements, if any, of state securities or “blue sky” Laws; (such items set forth above in clauses (A) through (E) collectively, the “Required Approvals”), no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to materially delay the consummation of the Merger or result in any material restriction on the conduct of the Business by the Surviving Corporation after the Effective Time or have a Company Material Adverse Effect.

(e) SEC Reports and Financial Statements. The Company (and each Subsidiary of the Company, if applicable) has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since March 31, 2005, pursuant to the Exchange Act or the Securities Act (such forms, reports, schedules, statements, exhibits and other documents, including any financial statements or schedules included therein, are collectively referred to herein as the “Company SEC Documents”). The Company SEC Documents, as of their respective dates of filing (giving effect to any subsequently filed amendments or supplements thereto), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The audited consolidated financial statements and the unaudited quarterly financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect on the date of filing, have been prepared in accordance with GAAP, except as may be indicated in the notes thereto or, in the case of unaudited financial statements as permitted by Form 10-Q and Form 8-K of the SEC, and fairly present (subject, in the case of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments), in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(f) Sarbanes-Oxley.

(i) Since March 31, 2006, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after March 31, 2006, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after March 31, 2006, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(ii) Except for such matters as have not had, and would not reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002.

(g) Absence of Certain Changes or Events. Since March 31, 2006, (i) each of the Company and its Subsidiaries has conducted its business only in the ordinary course, (ii) there has not been any effect, event, development, change, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any Subsidiary has taken any action that, if taken after the date hereof would be prohibited by Sections 4.01(ii), (iii), (v), (vi), (ix), (x) or (xi).

(h) Information Supplied. The Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

(i) Employee Benefit Plans.

(i) Section 3.01(i)(i) of the Company Disclosure Letter sets forth a list of all Benefit Plans. True, complete and correct copies of all such written Benefit Plans have been provided or otherwise made available to Parent.

(ii) With respect to each Benefit Plan, the Company has made available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Benefit Plan, including all schedules thereto, (B) the most recent determination letter, if any, from the IRS for any Benefit Plan that is intended to qualify under Section 401(a) of the Code, (C) the plan documents and summary plan descriptions, or a written description of the terms of any Benefit Plan that is not in writing, (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Benefit Plan, (F) all material amendments, modifications or supplements to any such document.

(iii) No Benefit Plan is (A) a “defined benefit plan” (as defined in Section 414 of the Code), (B) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (C) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (A), (B) or (C) whether or not subject to ERISA) or (D) subject, or at any time has been subject, to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(iv) Since December 31, 2004, each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan with the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in accordance within the requirements of IRS Notice 2005-1 and a good faith reasonable interpretation of Section 409A of the Code and its purpose with respect to the amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(v) Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Benefit Plan or to continue or increase any benefits under any Benefit Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(vi) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result, directly or indirectly, in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Benefit Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(vii) No Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(viii) Each Benefit Plan that is intended to be “qualified” under Section 401 and/or 501(a)(9) of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Benefit Plan.

(ix) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid or payable by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(x) Except where failure to comply would not have a Company Material Adverse Effect, each Benefit Plan maintained by the Company and any Subsidiary of the Company has been operated and administered in compliance with its terms and applicable Law.

(xi) The execution of this Agreement and the consummation of the Merger, either by themselves or in conjunction with any other event, will not constitute an event under any Benefit Plan that will or may result in any material payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, or material increase in compensation or benefits or obligation to fund benefits with respect to any employee of the Company or any Subsidiary of the Company. All contributions and other payments required to be made by the Company or its Subsidiaries to any pension plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements.

(xii) There are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course, with respect to any Benefit Plan. Neither the Company nor any Significant Subsidiary has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

(xiii) Neither the Company nor any of its Subsidiaries will, as a result of the transactions contemplated by this Agreement, be obligated to make any payment or provide any benefit for which no deduction would be permitted by reason of Section 280G of the Code.

(j) Litigation. There is no suit, claim, action, proceeding, criminal prosecution, audit, arbitration, mediation or investigation (a “Dispute Proceeding”) pending before any Governmental Entity or arbitration panel or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties or any of their respective officers, employees or directors in their capacity as such, except for any such Dispute Proceeding as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth all Dispute Proceedings (i) where the amount in controversy for which the Company may be responsible or liable exceeds fifty thousand dollars ($50,000), (ii) seeks material injunctive relief or otherwise seeks to enjoin the business or operations of the Company, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as operated immediately prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have a Company Material Adverse Effect.

(k) Compliance with Laws; Permits.

(i) Each of the Company and its Subsidiaries is and since March 31, 2006 has been in material compliance with all Laws applicable to it.

(ii) Other than with respect to Environmental Laws, which are governed by Section 3.01(m), each of the Company and its Subsidiaries holds all material permits, licenses, variances, exemptions, orders, authorizations, consents, franchises and approvals of all Governmental Entities necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws (the “Company Permits”), and all such Company

Permits are in full force and effect in all material respects. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. To the Knowledge of the Company, no suspension or cancellation of any Company Permit is pending or threatened.

(l) Tax Matters.

(i) Each of the Company and its Subsidiaries has timely filed all material Returns required to be filed by it with any Tax authority prior to the date hereof. To the Knowledge of the Company, all such Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid all Taxes shown to be due on such Returns.

(ii) All material Taxes that each of the Company and its Subsidiaries is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

(iii) Each of the Company and its Subsidiaries is not delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the Knowledge of the Company, no audit or other examination of any Return of the Company or its Subsidiaries by any Tax authority is presently in progress. Neither the Company nor its Subsidiaries has been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company, its Subsidiaries or any representative thereof.

(vi) The Company and each of its Subsidiaries has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent and Merger Sub complete and accurate copies of all material income, franchise, and foreign Tax Returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, subsequent to December 31, 2002.

(vii) There are no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(viii) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

(ix) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state or local law.

(x) Neither the Company nor any of its Subsidiaries has (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(xi) No written claim has been made during the past five years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.

(xii) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(xiii) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(xiv) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

(xv) The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code and was not a United States Real Property Holding Corporation at any time during the applicable period, as defined in Section 897(c)(1)(A)(ii) of the Code.

(xvi) Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code during the preceding three (3) years.

(xvii) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued to the Company or any of its Subsidiaries since January 1, 1996, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(xviii) Section 3.01(l) of the Company Disclosure Letter contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits or has benefited from exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs (the “Incentives”) and describes the details of such Incentives. The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or Law relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(xix) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(xx) For the purpose of supporting the positions taken by the Company on its filed Tax Returns, the Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(xxi) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(m) Labor Relations and Employment. Except where failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary of the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the WARN Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, wage and hour standards, occupational safety and health requirements and unemployment insurance, and, to the Knowledge of the Company, is not engaged in any unfair labor practices. As of the date of the Original Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to individuals employed by the Company or any of its Subsidiaries, nor are there any formal activities or proceedings of any labor union to organize any such employees. As of the date of the Original Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lock out or work stoppage against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries.

(n) Environmental Matters. Except as provided in this Section 3.01(n), the Company makes no representation or warranty, express or implied, as to any environmental matters, including Environmental Laws and Environmental Permits.

(i) Each of the Company and its Subsidiaries is and at all times has been in material compliance with all applicable Environmental Laws.

(ii) The Company and its Subsidiaries have obtained or applied in a timely manner for all material Environmental Permits necessary for the conduct of their operations as of the date of the Original Agreement, as applicable, and all such material Environmental Permits are in full force and effect in all material respects or, where applicable, a renewal application has been timely filed and is pending approval. There are no pending or, to the Knowledge of the Company, threatened proceedings to revoke such material Environmental Permits and each of the Company and its Subsidiaries is in compliance in all material respects with all terms and conditions thereof.

(iii) Neither the Company nor its Subsidiaries has received any written notification that the Company or such Subsidiary, or any property owned or leased in connection with the Business, is the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person seeking (i) any Remedial Action or (ii) to impose any Environmental Liabilities and Costs on the Company or such Subsidiary.

(iv) To the Company’s Knowledge, neither the Company nor its Subsidiaries is required to implement or pay for any material Remedial Action, or to reimburse costs incurred by third parties with respect to any material Remedial Action, or to incur material Environmental Liabilities and Costs.

(o) Material Contracts.

(i) Except for this Agreement, Section 3.01(o) of the Company Disclosure Letter sets forth a true and complete list, as of the date of the Original Agreement, and the Company has made available to Parent true and complete copies of:

(A) each contract, lease, license, note, bond or other agreement (each, a “Contract”) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) each employment, consulting, severance, termination and indemnification Contract between the Company or any of its Subsidiaries and director or officer of the Company or any such Subsidiary or other employee earning cash compensation in excess of $100,000 per year;

(C) each Contract to which the Company or any of its Subsidiaries is a party that (I) materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any line of business or to offer, sell, license, supply or distribute any service or product, or (II) grants exclusive rights to any person, except for any such Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(D) each Contract to which the Company or any of its Subsidiaries is a party that may call for aggregate payments by the Company or any of its Subsidiaries of more than $500,000, except for any such Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(E) each Contract to which the Company or any of its Subsidiaries is a party that calls for aggregate payments to the Company or any of its Subsidiaries of more than $500,000, provided, that if a Contract does not specify an aggregate amount to be paid to the Company, then such Contract shall be disclosed pursuant to this subparagraph (E) if aggregate payments to the Company pursuant to such Contract over the last 12 months shall have exceeded $500,000; and

(F) each loan and credit agreement, letter of credit, note, debenture, bond, indenture and other similar Contract pursuant to which any indebtedness of the Company or any of its Subsidiaries, in each case in excess of $100,000, is outstanding or may be incurred, other than any such Contract between or among the Company and any of its Subsidiaries.

Each Contract of the type described in clause (A) through (F) above is referred to herein as a “Material Contract”.

(ii) All Material Contracts are valid, binding and in full force and effect in all material respects. The Company is not, and has not received any written notice or has any Knowledge that any other party is, in material default under any such Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(p) Property. Neither the Company nor any of its Subsidiaries owns any fee interest in real estate. Section 3.01(p) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens. All properties and assets of the Company and its Subsidiaries, real and personal, material to the conduct of the Business are, except for changes in the ordinary course of business consistent with past practice since March 31, 2006, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and each of the Company and its Subsidiaries has legal title to its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than those Liens which are of record as of the date of the Original Agreement and those Liens which do not encumber material assets. There are no material disputes, oral agreements or forbearance programs in effect as to any Company real property lease or sublease. The Company has not defaulted under any such real property lease or sublease and has not received any written notice of default with respect to any such real property lease or sublease.

(q) Intellectual Property.

(i) The Company owns or possesses adequate licenses or other rights to use all material Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries.

(ii) To the Knowledge of the Company, the Intellectual Property Rights of the Company do not conflict with or infringe upon any Intellectual Property Rights of others in any material respect.

(iii) Section 3.01(q) of the Company Disclosure Letter sets forth a complete and accurate list of all trademarks, service marks and domain names in which the Company or any of its Subsidiaries purports to have an ownership interest. Such schedule will include the title of the mark or domain name and, in the case of trademarks and service marks that are registered in the United States Patent and Trademark Office (the “Registered Marks”), the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the particular Company or Subsidiary which holds the interest. Neither the Company nor any of its Subsidiaries owns or exclusively licenses any patents.

(iv) The Company and its Subsidiaries take and have taken reasonable measures, consistent with industry practice as of the date of the Original Agreement, to register, maintain and renew all material Registered Marks that are included in the Intellectual Property Rights of the Company.

(v) To the Knowledge of the Company, no third party is infringing any material Intellectual Property Right of the Company, except for potential infringement arising from unauthorized copying as is commonly of concern to the motion picture and entertainment industry and as to which the Company has no Knowledge of specific violations (e.g., piracy and “bootlegging”, peer-to-peer file sharing over the Internet and the like).

(vi) No legal proceedings are pending or, to the Company’s Knowledge, threatened in writing, that (A) assert that any Intellectual Property Right of the Company or any action taken by the Company or any of its Subsidiaries infringes any Intellectual Property Right of any person or that any Intellectual Property Right of the Company or any action taken by the Company or any of its Subsidiaries constitutes a libel, slander or other defamation of any person or (B) challenge the validity or enforceability of, or the rights of the Company or any of its Subsidiaries in, any Intellectual Property Right of the Company.

(vii) The consummation of the transactions provided for herein will not adversely affect, in any material respect, any right or interest of the Company or any of its Subsidiaries in any Intellectual Property Right of the Company.

(r) Film Assets.

(i) Section 3.01(r) of the Company Disclosure Letter accurately identifies in all material respects all Film Rights, including the applicable media, territory and term of such rights. All such Film Rights shall herein be collectively referred to as the “Film Distribution Rights”).

(ii) To the Company’s Knowledge, no Film Distribution Rights, nor any of the literary, dramatic or musical material contained in any Film or upon which any Film is based, nor the exercise by any authorized person or entity of any right granted to such authorized person or entity by the Company or any of its Subsidiaries in connection therewith (x) infringes upon any Intellectual Property Right or any literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any person, or (y) contains any element or material which in any manner constitutes a libel, slander or other defamation of any person.

(iii) To the Company’s Knowledge, no actions or proceedings have heretofore been asserted and as of the date of the Original Agreement none are currently pending, or to the Knowledge of the Company, threatened relating to the Film Distribution Rights.

(iv) As of the date of the Original Agreement, except for customary guild residuals, performing rights society payments, contingent compensation and music publishing and clearance fees for digital downloads of audio and video products, and any amounts reflected on the Company’s Financial Statements, there are no material sums due to any person in connection with the Film Distribution Rights.

(v) The Company has no Knowledge that any Licensor has failed to take commercially reasonable steps consistent with customary industry standards, to protect, confirm, register, maintain, police and enforce the Film Distribution Rights;

(vi) Except as set forth on Section 3.01(r) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any executory obligations relating to (x) any minimum theatrical prints and advertising spend and/or release obligations (i.e., minimum number of screens, markets and/or release dates) for any Film or (y) any non-contingent payment guarantee relating to any Film.

(vii) To the Company’s Knowledge, the Licensor of each Film has or will validly copyright and register such Film for copyright in the United States of America and may similarly register and/or protect such Film in the jurisdictions in which the Company or its Subsidiaries possess Film Rights with respect to such Film to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection.

(viii) The Company and its Subsidiaries have not done or failed to do, any act which materially limits, impairs or encumbers the Company’s or any of its Subsidiaries’ full enjoyment of the Film Distribution Rights (subject to the terms of any respective distribution agreements respecting such Films and the Film Distribution Rights), except for such actions that would not materially affect the Film Distribution Rights in the aggregate.

(ix) None of the transactions contemplated by this Agreement shall result in the termination of or adversely affect any material amount or number of Film Distribution Rights.

(x) To the Company’s Knowledge, the Company Disclosure Letter sets forth a true, correct and complete list of the locations of all of the Elements necessary or required to exploit the Film Distribution Rights. With respect to each Film, the Elements owned, leased, licensed or controlled by the Company and its Subsidiaries respecting such Film are sufficient to produce copies, prints, video products and other reproductions necessary or required for exploitation of the Film Rights with respect to such Film.

(xi) To the Company’s Knowledge, the Section 3.01(r) of the Company Disclosure Letter includes a complete list of any Films for which principal photography or post-production has commenced, or that have been completed and/or acquired, but not commercially exploited, whether being produced by the Company or any of its Subsidiaries or whether the Company or any of its Subsidiaries is contractually obligated or entitled, to acquire rights in such Film from a Licensor and any Films that are being developed, produced or acquired by or on behalf of the Company or any of its Subsidiaries for which principal photography has yet to commence, regardless of the stage of development of such work or project.

(xii) All material sums due any performance guilds in connection with the Films and the exploitation of the Film Distribution Rights (including without limitation, contingent compensation and residuals) have, to the Knowledge of the Company, been paid in full or the Company has established adequate reserves for the payment of such material obligations (which reserves are reflected in the Company SEC Documents or the Company Disclosure Letter).

(s) Music Product Assets.

(i) Section 3.01(s) of the Company Disclosure Letter accurately identifies in all material respects all of Company’s Music Distribution Rights, including the applicable media, territory and term of such rights.

(ii) To the Company’s Knowledge, no Music Distribution Rights, nor any of the literary, dramatic or musical material contained in any Music Product or upon which any Music Product is based, nor the exercise by any authorized person or entity of any right granted to such authorized person or entity by the Company or any of its Subsidiaries in connection therewith (x) infringes upon any Musical Compositions or any literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any person, or (y) contains any element or material which in any manner constitutes a libel, slander or other defamation of any person.

(iii) To the Company’s Knowledge, no actions or proceedings have heretofore been asserted and as of the date of the Original Agreement none are currently pending, or to the Knowledge of the Company, threatened relating to the Music Distribution Rights.

(iv) As of the date of the Original Agreement, except for publishing and performance society royalties and residuals, performing rights society payments, contingent compensation and music publishing and clearance fees for digital downloads of audio products, and any amounts reflected in the financial statements of the Company, there are no material sums due to any person in connection with the Music Distribution Rights.

(v) The Company has no Knowledge that any Licensor has failed to take commercially reasonable steps consistent with customary industry standards, to protect, confirm, register, maintain, police and enforce the Music Distribution Rights;

(vi) To the Company’s Knowledge, the Licensor of each Music Product has or will validly copyright and register such Music Product for copyright in the United States of America and may similarly register and/or protect such Music Product in the jurisdictions in which the Company or its Subsidiaries possess Music Product with respect to such Music Product to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection.

(vii) The Company and its Subsidiaries have not done or failed to do, any act which materially limits, impairs or encumbers the Company’s or any of its Subsidiaries’ full enjoyment of the Music Distribution Rights (subject to the terms of any respective distribution agreements respecting such Music Products and the Music Distribution Rights), except for such actions that would not materially affect the Music Distribution Rights in the aggregate.

(viii) None of the transactions contemplated by this Agreement shall result in the termination of or adversely affect any material amount or number of Music Distribution Rights.

(ix) To the Company’s Knowledge, Section 3.01(s)(ix) of the Company Disclosure Letter sets forth a true, correct and complete list of the locations of all of the Master Recordings and Master Tapes necessary or required to exploit the Music Distribution Rights. With respect to each Music Product, the Master Recordings and Master Tapes, owned, leased, licensed or controlled by the Company and its Subsidiaries respecting such Music Product are sufficient to produce Records and copies, prints, video products and other reproductions necessary or required for exploitation of the Music Product.

(x) All material sums due any performance guilds and performance societies (BMI, ASCAP, SESAC, Harry Fox Agency) in connection with the Music Products and the exploitation of the Music Distribution Rights (including without limitation, contingent compensation and residuals) have, to the Knowledge of the Company, been paid in full or the Company has established adequate reserves for the payment of such material obligations (which reserves are reflected in the Company SEC Documents or the Company Disclosure Letter).

(t) Distribution Agreements. Section 3.01(t) of the Company Disclosure Letter lists all of the Company’s agreements by which: (i) the Company is obligated to distribute or exploit via a third party any Film Distribution Rights relating to ten (10) or more Films distributed by such third party or Music Distribution Rights relating to ten (10) or more Records distributed by such third party; (ii) the Company has the right, but not the obligation, to distribute or exploit via a third party any Film Distribution Rights relating to ten (10) or more Films distributed by such third party or Music Distribution Rights relating to ten (10) or more Records distributed by such third party or (iii) the Company is obligated to distribute any Film Distribution Rights or Music Distribution Rights of any affiliate of the Company or any affiliate of the Company has the right to distribute any Film Distribution Rights or Music Distribution Rights of the Company.

(u) Insurance. The Company and its Subsidiaries have all material policies of insurance (such material insurance policies, the “Insurance Policies”) covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company reasonably believes are adequate for the operation of the Business. All such Insurance Policies are in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due, except where such failure to cure has not had, and would not reasonably be expected to have a Company Material Adverse Effect. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. To the Knowledge of the Company, (i) there is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of any such Insurance Policy or (ii) there has been no threatened termination of, or material premium increase with respect to, any such Insurance Policy.

(v) State Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 3.02(g), no “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover Laws (including Section 203 of the DGCL) are applicable to this Agreement, the Securities Purchase Agreement, the Support Agreements, the Merger or any other transactions contemplated hereby or thereby.

(w) Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. (“Lazard”) and Raymond James & Associates, Inc. (“Raymond James”), the fees and expenses of which will be paid by the Company prior to the Effective Time, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(x) Opinions of the Company’s Financial Advisors. The Company Board received separate opinions of Lazard and Raymond James, each dated March 29, 2007, to the effect that, as of such date, the consideration (as defined in such opinions) to be received by the holders of Shares pursuant to the Merger was fair from a financial point of view to such holders.

(y) Board Approval. At a meeting duly called and held, the Company Board, by unanimous vote of all of the directors, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the BTP Warrants Issuance, and the Securities Purchase Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized, adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger and the BTP Warrants Issuance, and the Stock Purchase Agreement and the transactions contemplated thereby (including, the execution and delivery of a registration rights agreement relating to the BTP Warrants and the Company Additional Securities), (iii) approved Parent’s entering into the Support Agreements, including for purposes of Section 203 of the DGCL, (iv) directed that this Agreement and the Securities Purchase Agreement be submitted for consideration by the Company Stockholders at the Stockholders’ Meeting and (v) recommended that the Company Stockholders adopt this Agreement and approve the Securities Purchase Agreement and the transactions contemplated hereby and thereby (such recommendation, the “Company Board Recommendation”).

(z) Vote Required.

(i) Assuming the accuracy of Parent’s representation in Section 3.02(g), the Company Stockholder Merger Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(ii) The Company Stockholder Issuance Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Company Share Issuance.

(aa) Company Rights Agreement. The Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the execution and delivery of the Support Agreements and the Securities Purchase Agreement, the Merger and other transactions contemplated by this Agreement and such other agreements.

(bb) Affiliate Transactions. Except (i) as set forth in the Company SEC Documents, (ii) compensation or other employment arrangements entered into in the ordinary course of business or (iii) as otherwise disclosed pursuant to the representations and warranties contained in this Section 3.01, no executive officer or director of the Company or any of its Subsidiaries or any person who, directly or indirectly, beneficially owns 5% or more of the Company Common Stock is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the period of 12 months preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(cc) Completion of Transaction. The Company has no Knowledge of any fact or circumstances relating to or affecting the Company or its Subsidiaries that it reasonably believes would prevent the Company from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby.

(dd) Undisclosed Liabilities. Except (i) as reflected, reserved against or otherwise disclosed in the consolidated financial statements of the Company (including the notes thereto and related management discuss and analysis) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, (ii) as disclosed in Section 3.01(dd) of the Company Disclosure Letter or (iii) those incurred in connection with the transactions contemplated by this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material debts, liabilities or obligations (whether absolute, accrued, fixed, contingent or otherwise).

(ee) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.01 or in any certificates delivered by or on behalf of the Company in connection with the Closing, none of the Company, any affiliate of the Company or any other person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company, or any of their respective officers, directors, employees, agents or other Representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Merger Sub or any of their officers, directors, employees, agents, affiliates or other Representatives of any documentation or other information. None of the Company, any affiliate of the Company or any other person will have or be subject to, in the absence of fraud, any liability to Parent or Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or either of their use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or any of their officers, directors, employees, agents, affiliates or other Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01 or in a certificate delivered by or on behalf of the Company in connection with the Closing.

SECTION 3.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization.

(i) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens (other than any Liens created pursuant to the Financing). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s organizational documents, each as amended through the date hereof. Such organizational documents are in full force and effect.

(ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Merger Sub’s certificate of incorporation and bylaws, each as amended through the date hereof. Such articles of incorporation and bylaws are in full force and effect.

(b) Authority. Parent and Merger Sub have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the respective Boards of Directors or managing members of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary limited liability company action by Parent as the sole stockholder of Merger Sub, and no other limited liability company or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) No Conflicts; Consents and Approvals.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not, and the consummation by Parent and Merger

Sub of the transactions contemplated hereby will not conflict with or result in a violation pursuant to (x) any provision of the certificate of formation or limited liability company agreement of Parent or any provision of the certificate of incorporation or bylaws of Merger Sub, (y) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in subparagraph (ii) below, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect or (z) conflict with or result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, benefit plan, contract, agreement or other instrument, permit or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets is bound except, in the case of clauses (y) and (z) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Other than the Required Approvals (to the extent applicable to or required to be sought or obtained by Parent or Merger Sub or their respective affiliates), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, other than such consents, approvals, orders, authorizations, registrations, declarations or filings that the failure to obtain or make, as the case may be, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending, or to the Knowledge of Parent, threatened, against Parent or Merger Sub, or any of their respective properties, officers or directors, that (i) questions the validity of this Agreement or the transactions contemplated hereby, including, but not limited to, the Merger or the Financing, or any actions taken or to be taken by Parent or Merger Sub pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or (ii) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of the Original Agreement, neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Information Supplied. The information supplied by Parent specifically for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or relating to the Company which is contained in the Proxy Statement.

(f) Ownership and Interim Operations of Parent and Merger Sub.

(i) As of the date of the Original Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

(ii) Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, except for activities incidental to its organization and maintenance of corporate existence, will have engaged in no other business activities and will have incurred no liabilities or obligations other than pursuant to or in connection with this Agreement and the transactions contemplated hereby, including the Merger and the Financing.

(g) No Ownership Interest. Immediately prior to Parent entering into the Support Agreements, (i) neither Parent nor Merger Sub nor any of their affiliates owned, beneficially or of record, any shares of Company Common Stock and (ii) neither Parent nor Merger Sub nor any of their affiliates within the last three years has owned, beneficially or of record, 15% or more of the outstanding Company Common Stock in the aggregate.

(h) Financing Arrangements.

(i) The financing of the transactions contemplated hereby will consist of a combination of equity financing (the “Equity Financing”) and debt financing (the “Debt Financing”, and together with the Equity Financing, the “Financing”). Parent has delivered to the Company true, accurate and complete copies of revised executed financing letters with respect to the Debt Financing (the “Revised Debt Financing Commitments”) and revised equity commitment letters with respect to the Equity Financing (the “Revised Equity Financing Commitments” and, together with the Revised Debt Financing Commitments, the “Revised Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the Financing.

(ii) As of the date hereof, none of the Revised Financing Commitments has been amended or modified in any respect, and none of the Revised Financing Commitments has been withdrawn or terminated in any respect. Each of the Revised Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Revised Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing on the terms contained in the Revised Financing Commitments, other than as set forth in, or contemplated by, the Revised Financing Commitments.

(iii) The aggregate proceeds from the Financing, together with cash on hand of the Company and its Subsidiaries or Alternative Financing (as defined in Section 5.13 below) anticipated to be available at the Effective Time, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s financial obligations under this Agreement, including, without limitation, (a) to pay (or provide the funds for the Surviving Corporation to pay) the Aggregate Merger Consideration, (b) to refinance any indebtedness or other obligation of the Company or Parent which may become due as a result of this Agreement, the Merger, or any of the transactions contemplated hereby, and (c) to pay all related fees and expenses arising out of or associated with this Agreement, the Merger, or any of the transactions contemplated hereby when due.

(iv) No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Revised Financing Commitments, and neither Parent nor Merger Sub reasonably believes that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Revised Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Revised Financing Commitments to be paid on or before the date of this Agreement.

(i) Solvency.

(i) Immediately after the Effective Time, and after giving effect to the Merger and the Financing contemplated by this Agreement and any other transactions contemplated in connection with the Merger (including, without limitation, the Securities Purchase Agreement and the transactions contemplated thereby), the Surviving Corporation (i) will not be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will not have unreasonably small capital with which to engage in its business, either (A) as presently conducted or (B) as intended by Parent to be conducted and (iii) will not have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

(ii) No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

(j) Completion of Transaction. Parent has no Knowledge of any fact or circumstances relating to or affecting Parent or its Subsidiaries that it reasonably believes would prevent Parent or Merger Sub from fulfilling their material obligations under this Agreement and completing the transactions contemplated hereby.

(k) Due Diligence by Parent. Parent acknowledges and agrees that it and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Parent and Merger Sub acknowledge that, should the

Closing occur, Parent will acquire the Company and its properties, assets and liabilities without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Section 3.01 of this Agreement or in any certificates delivered by the Company in connection with the Closing.

(l) No Agreements with Company Stockholders. Neither Parent nor Merger Sub nor any of their respective Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or, other than the Support Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Acquisition Proposal.

(m) No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any officer, director or employee of the Company or any affiliate thereof, pursuant to which any such person would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to the date of this Agreement.

(n) No Vote of Parent Stockholders. No vote of the stockholders of Parent, or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of formation or the limited liability company agreement of Parent, in order for Parent to consummate the Merger or effect the Financing. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any securities of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

(o) Guarantee. Concurrently with the execution of the Original Agreement, the Fee Guarantee was executed and delivered to the Company and is in full force and effect in accordance with its terms.

(p) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.02 or in any certificates delivered by or on behalf of Parent or Merger Sub in connection with the Closing, none of Parent, Merger Sub, any affiliate of Parent or Merger Sub or any other person makes any representations or warranties, and Parent hereby disclaims any other representations or warranties, whether made by Parent, any affiliate of Parent or Merger Sub, or any of their respective officers, directors, members, managers, stockholders, employees, agents or other Representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Company or any of its officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE IV

COVENANTS

SECTION 4.01 Conduct of Business of the Company. Except as set forth in Section 4.01 of the Company Disclosure Letter, or as expressly required or permitted by this Agreement, or required by a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business and consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.01 shall be deemed a breach of this Section 4.01 unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter and, except as (x) contemplated or permitted by this Agreement or (y) required by Law, during the period from the date of this Agreement until the Effective Time, the Company will not and will not cause its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) adopt or amend in any material respect any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or its Subsidiaries (except, in each case, for annual increases and cost of living increases for the benefit of officers (including as set forth in any employment agreements) and employees of the Company or its Subsidiaries which are (A) consistent with past practice and (B) in the case of any individual officer or employee, are not greater than fifteen percent of the salary paid to such individual in the previous year and, in the aggregate to all officers and employees, not greater than five percent of the Company’s total salaries paid in the previous year);

(ii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice (and provided that any such transaction that requires the consent of the Company Board or any committee thereof, and any sale of any library of Films with more than five titles, shall require the prior written consent of Parent), and other than Liens (A) arising as a matter of Law, (B) granted in connection with the incurrence, assumption or guaranteed of any indebtedness permitted under clause (x) below, (C) arising in connection with the refinancing of the Company Credit Facility on terms substantially similar to those set forth in Section 4.01(ii) of the Company Disclosure letter and (D) as required by after acquired property covenants in contracts evidencing indebtedness of the Company or its Subsidiaries and Liens created in connection with the refinancing of indebtedness of the Company or its Subsidiaries that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the indebtedness that is being refinanced and except for sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(iii)(A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights or options or warrants to acquire any such shares or other securities, except that any Subsidiary of the Company may pay dividends to the Company (and any intermediate wholly owned holding company);

(iv) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities exercisable or exchangeable for or convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Options, Warrants, the Portside Warrant, the Company Convertible Note or Company Rights or in connection with stock-based awards and in each case outstanding as of the date of the Original Agreement;

(v) amend its Charter Documents or, in the case of Subsidiaries of the Company, the certificate of incorporation, bylaws or other applicable constituent documents of any such Subsidiary;

(vi) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) acquisitions of assets (other than capital expenditures) in the ordinary course of business consistent with past practice; and (y) the making of capital expenditures (I) in accordance with the Company’s capital expenditures plan set forth in Section 4.01(vi) of the Company Disclosure Letter, (II) to repair or replace critical facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (III) otherwise, in an aggregate amount for all such capital expenditures made pursuant to this clause (III) not to exceed $200,000;

(vii) other than claims, liabilities or obligations in connection with any litigation or the settlement thereof (which shall be subject to subparagraph (viii) below), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in amounts consistent with past practice;

(viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in connection with any litigation or settlement thereof where the amounts paid or payable by the Company do not exceed $50,000 individually or $250,000 in the aggregate;

(ix) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(x) make any material changes in its accounting method, except (A) as required by changes in GAAP (or any binding interpretation thereof) or Regulation S-X of the SEC, in each case as required by the Company’s independent public accountants, (B) as may be required by a change in applicable Law, (C) as disclosed in the Company SEC Documents filed prior to the date hereof or (D) as lawfully required by a Governmental Entity (including the FASB or other similar organization);

(xi) incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), other than (A) in the ordinary course of business consistent with past practice (including, without limitation, pursuant to the Company Credit Facility or other similar facility in lieu thereof), (B) borrowings made to finance capital expenditures and other acquisitions permitted pursuant to clause (vi) above, (C) borrowings permitted to be incurred hereunder, (D) borrowings set forth in Section 4.01(xi) of the Company Disclosure Letter and (E) other borrowings in an aggregate amount not to exceed $100,000;

(xii) enter into any new distribution agreement or license agreement involving aggregate payments by the Company in excess of $500,000; provided, however, that if Parent shall not deliver to the Company its objection in writing within 48 hours of Parent’s receipt of notice that the Company intends to take an action that would otherwise be prohibited by this subclause (xii) (including a copy of the proposed agreement or a summary description identifying the counterparty and disclosing the material terms thereof), then Parent shall have been deemed to have granted the Company its written consent with respect to such action;

(xiii) amend or modify in any material respect any agreement set forth on Section 4.01(xiii) of the Company Disclosure Letter;

(xiv) amend or modify the Portside Warrant or the Company Convertible Note; or

(xv) authorize, permit, or commit or agree to take, any of the foregoing actions.

SECTION 4.02 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not directly or indirectly, take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being capable of being satisfied by the Outside Date or the Extended Outside Date, as applicable.

SECTION 4.03 Control of Other Party’s Business. For the avoidance of doubt, prior to the Effective Time, each of the Company and Parent shall continue to maintain and shall exercise control and supervision over its respective operations, subject to its respective obligations to comply with the terms and conditions of this Agreement that are not inconsistent with the requirements of any antitrust or equivalent Law applicable to the parties.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, but in no event later than 14 days following the date hereof (such 14 days, the “Proxy Filing Period”), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use all commercially reasonable efforts to (i) respond as promptly as practicable to any comments of the SEC with respect thereto, (ii) to prepare and file any amendments to the Proxy Statement necessary to address or correct matters raised in the SEC’s comments, and (iii) to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable following the date of this Agreement, but in no event later than five days following the filing of the definitive Proxy Statement with the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement. To the extent required by applicable Law, if at any time prior to receipt of the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence, and the Company and Parent shall cooperate in promptly preparing, filing with the SEC and mailing to the Company Stockholders such an amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or any amendments or supplements thereto or responding to any comments of the SEC with respect thereto, the Company (A) shall provide Parent a reasonable opportunity to review and comment on such document or response and (B) shall include in such document or response all comments reasonably proposed by Parent.

(b) The Company shall, as soon as reasonably practicable following the date of this Agreement (but taking into account the time necessary to prepare and distribute the definitive Proxy Statement and the time reasonably necessary to solicit proxies from the Company Stockholders), establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting. Subject to Section 5.02, the Company shall include the Company Board Recommendation in the Proxy Statement. Subject to Section 5.02, the Company shall take all action that is both reasonable and lawful to solicit from the Company Stockholders proxies in favor of the proposal to (i) adopt this Agreement (including approval of the potential BTP Warrants Issuance) and (ii) approve the Company Share Issuance. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Company Stockholders in advance of a vote on the adoption of this Agreement or the approval of the Company Share Issuance or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting; provided that any Stockholders’ Meeting so adjourned or postponed shall be held as promptly as permitted by the Charter Documents and applicable Law.

(c) In addition, as promptly as reasonably practicable, but in any event within three (3) Business Days after the filing of the Proxy Statement in definitive form with the SEC, the Company shall prepare and file with the Nasdaq Listings Qualifications Department applications to list the additional shares Company Common Stock issuable upon exercise of the BTP Warrants, the additional shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock, and the shares of Company Common Stock available to be purchased pursuant to the Securities Purchase Agreement. The Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary or advisable in order to obtain the approvals of such applications, including, without limitation, requesting expedited processing (if applicable) and promptly responding to questions and requests for information from NASDAQ, after consulting with Parent.

SECTION 5.02 No Solicitation.

(a) Subject to the remainder of this Section 5.02, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company shall not and shall not cause or permit its Subsidiaries to, and shall not authorize or permit its Representatives or its Subsidiaries’ Representatives to (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to any Acquisition Proposal, (iii) solicit, knowingly encourage, participate, engage in or assist in any manner any discussions or negotiations regarding, or furnish to any person (other than Parent or its Representatives) any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iv) take any action (A) other than as contemplated by this Agreement in connection with the Merger, to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to any Acquisition Proposal or the transactions contemplated thereby, to exempt or exclude any person (other than Parent or Merger Sub) from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or allow the Company Rights to expire prior to their expiration date (all such actions in this subclause (A) are collectively referred to as “Company Rights Agreement Modifications”) or (B) exempt any person (other than Parent or Merger Sub) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause or permit such restrictions not to apply (all such actions in this subclause (B) are collectively referred to as “DGCL 203 Modifications”).

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Merger Approval, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement and not the result of a breach of this Section 5.02, if the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal (as defined in subsection (h) below), the Company may (x) enter into a customary confidentiality agreement with the person making such Acquisition Proposal containing terms and provisions (i) substantially similar to the terms and provisions of, (ii) no less restrictive on the person making such Acquisition Proposal and (iii) no less favorable to the Company than, the Confidentiality Agreement (it being understood that such confidentiality agreement will not include any provision calling for an exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Section 5.02), (y) furnish, and authorize and permit its Representatives to furnish, information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and its Representatives pursuant to such customary confidentiality agreement and (z) participate in discussions or negotiations with such person and its Representatives regarding any such Acquisition Proposal.

(c) The Company shall notify Parent (“Notice of Proposal”) as promptly as practicable (and in any event within 24 hours) after receipt by the Company or any of its Subsidiaries, or any of their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations in connection with any Acquisition Proposal, specifying the material terms and conditions thereof and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of the Original Agreement, the identity of the party making such inquiry, proposal, offer or request (and, in the case of an entity, the ultimate beneficial owner thereof, if known to the Company). The Company shall keep Parent reasonably informed, on a prompt basis, of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests, and shall promptly (and in any event within 24 hours) provide to Parent a copy of all written (and a summary in reasonable detail of all oral) inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other person and all written due diligence materials or other information provided by or on behalf of the Company or any Subsidiary of the Company in connection therewith that was not previously provided to Parent.

(d) The Company Board shall not (i) withdraw, amend or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose or announce an intent to, or resolve to, do any of the foregoing (any such action, an “Adverse Recommendation Change”), (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, or (iii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to, or may reasonably be expected to lead to, any Acquisition Proposal, other than any confidentiality agreement permitted by Section 5.02(b).

(e) Notwithstanding the foregoing, if the Company has otherwise complied with its obligations under this Section 5.02, then at any time prior to the time when the Company Stockholder Merger Approval has been obtained:

(i) upon having received an unsolicited bona fide written Acquisition Proposal that is not subsequently withdrawn and the Company Board concluding in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel that taking such action is necessary to comply with its fiduciary duties to the Company Stockholders under applicable Law, the Company Board may make an Adverse Recommendation Change or publicly propose to make an Adverse Recommendation Change, or approve or recommend the Superior Proposal, or terminate this Agreement pursuant to Section 7.01(c), or make Company Rights Agreement Modifications or DGCL 203 Modifications with respect to the acquisition of Company Common Stock pursuant to such Superior Proposal; provided, however, that the Company Board shall not make an Adverse Recommendation Change, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 7.01(c) or make such Company Rights Agreement Modifications or DGCL 203 Modifications, unless the Company has first (x) provided notice (“Notice of Superior Proposal”) to Parent that an Acquisition Proposal described in a Notice of Proposal previously furnished to Parent constitutes a Superior Proposal, (y) given Parent three (3) Business Days following Parent’s receipt of the Notice of Superior Proposal to propose revisions to the terms of this Agreement (or make another proposal) and (z) shall have negotiated during such three Business Day period in good faith with Parent with respect to such proposed revisions or other proposal, if any, and at the end of such period the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any counterproposals made by Parent (it being understood and agreed that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period under clause (y).

(ii) In circumstances other than as provided in Section 5.02(e)(i) above, the Company Board may, if it determines in good faith, after consulting with outside legal counsel, that taking such action is necessary to comply with its fiduciary obligations under applicable Law, make an Adverse Recommendation Change, or publicly propose to make an Adverse Recommendation Change, but only after the Company has provided Parent with forty-eight (48) hours prior written notice that the Company Board is prepared to make the determination set forth in this clause (ii).

(f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure so to disclose would be inconsistent with its fiduciary obligations under applicable Law, it being understood, however, that this Section 5.02(f) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in clause (iv) of Section 5.02(a) except, in each case to the extent permitted by Section 5.02(e).

(g) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person or group (as such term is defined under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of more than 15% of the outstanding shares of Company Common Stock; (ii) any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of Company Common Stock; (iii) the direct or indirect acquisition of assets of the Company that generate or constitute 15% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company; (iv) a merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other similar transaction involving the Company or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X) of the Company; and (v) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or any Subsidiary of the Company (including for this purpose the outstanding equity securities of the Subsidiaries of the Company) for consideration equal to 15% or more of the aggregate fair market value of all of the shares of Company Common Stock outstanding on the date prior to the date hereof, but in each case other than the transactions contemplated by this Agreement.

(h) For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal for assets that generate more than 50% of the net revenues of the Company, or for assets that constitute more than 50% of the assets of the Company (based on the fair market value thereof), or for more than 50% of the equity interest in the Company or that provides for a merger between the Company and another person as a result of which holders of equity interests of such person would own more than 50% of the equity interests of the entity surviving or resulting from such merger, and that the Company Board determines in its good faith judgment, after consideration of all relevant material terms of such proposal with its outside legal counsel and financial advisor, is (x) reasonably capable of being completed, taking into account all material legal, financial, regulatory and other aspects of the Acquisition Proposal (including, without limitation, the likelihood and timing of completion (as compared to the transactions contemplated hereby) and the person submitting such proposal and (y) more favorable to the Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

SECTION 5.03 Access to Information; Confidentiality. The Company agrees that upon reasonable notice it shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access, during normal business hours until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, to such information regarding the Company and its Subsidiaries as may reasonably be requested by Parent and shall cause its executive officers and other relevant personnel to be reasonably available to Parent to respond to reasonable questions regarding such information or the Business generally; provided, however, that the Company may restrict the foregoing access and assistance to the extent that, in the reasonable judgment of the Company, (a) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (b) the information is subject to confidentiality obligations to a third party that would be breached by such disclosure, or (c) disclosure of any such information or document could result in the loss of attorney-client privilege; provided further, however, that with respect to this clause (c), if requested by Parent, the Company will enter into joint defense agreements or other arrangements with Parent to allow such disclosure, but only if the Company determines, with the advice of its outside legal counsel, but in its sole discretion, that so doing will fully preserve the attorney-client privilege; provided further, however, that any information provided to Parent and/or Merger Sub pursuant to this Section 5.03 shall be subject to the Confidentiality Agreement, the terms of which shall continue to apply, except as otherwise agreed by the Company, notwithstanding termination of this Agreement. In the event of any conflict between the terms of this Section 5.03 (other than clause (c) above) and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control. No review of information pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

SECTION 5.04 Regulatory Matters; Reasonable Best Efforts.

(a) Each party hereto shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including the Required Approvals; provided, however, that Parent shall use its commercially best efforts to make all filings required to be made by Parent pursuant to the HSR Act within 14 days following the date hereof; provided further, however, that in no event shall Parent make any such required filing pursuant to the HSR Act later than 28 days following the date hereof. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, and Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub or their respective affiliates, in each case, that appear in any application, notice, petition or filing made to or with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, it being understood and agreed that neither party shall unreasonably condition, withhold or delay its approval. Parent and the Company agree that they will (i) consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities and in connection with any investigation or other inquiry, including any proceedings initiated by a third party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Entity and (iv) to the extent agreed or not objected to by the relevant Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all steps required to cause the conditions to the other party’s obligation to effect the Merger (as set forth in Article VI hereof) to be satisfied as promptly as reasonably practicable, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any Restraint entered by any court or other Governmental Entity vacated or reversed, (iii) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement, and (iv) in the case of the Company, ordering a “NOBO List” or other stockholder or stock ledger information, as and when reasonably requested by Parent.

(c) Neither party shall, and shall not cause or permit its Subsidiaries to, enter into, engage in or agree to engage in any transaction or series of transactions that would present a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger or otherwise prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

SECTION 5.05 Fees and Expenses. Subject to Section 7.02, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, that (a) the Company shall bear and pay the costs incurred in connection with the filing, printing and mailing of the Proxy Statement and (b) Parent shall pay the filing fees with respect to the pre-merger notification and report forms under the HSR Act.

SECTION 5.06 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Law indemnify and hold harmless (and the Surviving Corporation shall also advance costs and expenses (including reasonable attorneys’ fees and expenses) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides any undertaking required by Law and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), all past and present directors, officers, employees and agents of the Company and its Subsidiaries and all other persons who may presently serve or have served at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another person, including as a fiduciary with respect to an employee benefit plan (the “Indemnified Parties”), in each case, for acts or failures to act in such capacity, against any costs or expenses (including reasonable attorney’s fees), judgments, amounts paid in settlement, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, but in all cases only to the same extent such individuals are indemnified or have the right to advancement of costs and expenses by the Company or such Subsidiary as of the date of the Original Agreement pursuant to its Charter Documents, or similar organizational documents, as applicable, and the indemnification agreements identified in Section 5.06(a) of the Company Disclosure Letter.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.06, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation that is subject to indemnification, upon receipt of any undertaking required by Law, (i) the Surviving Corporation shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, and (ii) the Surviving Corporation will cooperate in the defense of any such matter.

(c) Prior to Closing, the Company shall purchase a prepaid “tail” policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage for the period ending on the sixth (6th) anniversary of the Effective Time; provided, that the Company shall not expend more than the amount set forth on Section 5.06(c) of the Company Disclosure Letter to obtain such policy without Parent’s prior consent, which consent shall not be unreasonably withheld.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.06.

(e) The rights of each Indemnified Party under this Section 5.06 shall be in addition to any right such person might have under the Charter Documents of the Company or the similar organizational documents of any of its Subsidiaries, or under applicable Law

(including the DGCL), or under any agreement of any Indemnified Party with the Company or its Subsidiaries. The provisions of this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.06 applies without the written consent of such affected Indemnified Party.

SECTION 5.07 Public Announcements. Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan with respect to the subject matter of this Agreement and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange (including NASDAQ), and except for any matters referred to in Section 5.02(d) or 5.02(e), (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, which consent shall not be unreasonably withheld or delayed, and (y) prior to the issuance by Parent of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent shall obtain the consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.01, or unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange (including NASDAQ), neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 5.08 Transfer Taxes. Except as otherwise provided in Article II hereof, all Transfer Taxes shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and timely filing any Returns with respect to such Transfer Taxes.

SECTION 5.09 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other state takeover Law is or may become applicable to the transactions contemplated hereby or by the Support Agreements or the Securities Purchase Agreement, the Company, Parent and Merger Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the transactions contemplated hereby.

SECTION 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger (as set forth in Article VI) not to be satisfied or (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger (as set forth in Article VI) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies otherwise available hereunder to any of the parties sending or receiving such notice.

SECTION 5.11 Employees.

(a) Subject to subparagraph (e) and (f) below, for the period commencing at the Effective Time and ending no earlier than the first (1st) anniversary thereof (the “Transition Period”), Parent shall maintain, or shall cause the Surviving Corporation and its Subsidiaries to maintain, compensation, employee benefit plans and arrangements and severance pay and benefits for those employees of the Company and its Subsidiaries who remain employed by the Surviving Corporation or its Subsidiaries after the Effective Time (each an “Affected Employee” and collectively, the “Affected Employees”) that are, in the aggregate, when considered as a whole as to any such Affected Employee, no less favorable than as provided under the compensation arrangements, Benefit Plans, severance plans and current policies of the Company and its Subsidiaries as in effect on the date hereof.

(b) Parent shall, or shall cause the Surviving Corporation to, honor all Benefit Plans (including any obligations with respect to deferral elections previously made pursuant to such Benefit Plan that are not terminated and settled as of the Effective Time) and other contractual commitments, including, without limitation, severance and change-in-control agreements, in effect immediately prior to the Effective Time between the Company and Affected Employees, retirees or former employees of the Company, to the extent such obligations are specified in Section 5.11(b) of the Company Disclosure Letter. In addition to and without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, (i) pay all annual bonuses (or any pro rated earned portions thereof, where full year employment is not applicable and the terms of such bonuses require such pro ration) that are payable to the Affected Employees, retirees and former employees of the Company and its Subsidiaries with respect to the fiscal year in which the Effective Time occurs, including bonuses accrued on the consolidated financial statements of the Company under the Company’s bonus plan, and (ii) honor all vacation, holiday, sickness and personal days validly accrued by Affected Employees as of the Effective Time (which accruals as of March 26, 2007 are set forth on Schedule 5.11(b) of the Company Disclosure Letter), pursuant to the terms of any Benefit Plan in effect on the date hereof or as required by applicable Law.

(c) During the Transition Period, Parent shall, or shall cause the Surviving Corporation to, give all Affected Employees full credit for purposes of benefit accrual, eligibility and vesting under any employee benefit plan arrangement maintained by Parent or the Surviving Corporation or any Subsidiary thereof for such Affected Employees’ service with the Company or any Subsidiary (or any prior employer) to the same extent recognized by the Company or any Subsidiary or any Benefit Plan immediately prior to the Effective Time; provided that such crediting of service shall not result in any duplication of benefits.

(d) During the Transition Period, Parent shall, or shall cause the Surviving Corporation to, (i) with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established during the Transition Period to replace any Benefit Plan in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employee immediately prior to the Effective Time, (ii) with respect to any health insurance plan adopted during the Transition Period, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Effective Time and (iii) with respect to any life or long-term disability plan during the Transition Period, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

(e) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose.

(f) The provisions of this Section 5.11 shall not obligate Parent of the Surviving Corporation to continue to employ any person or Affected Employee for any minimum period of time after the Effective Time.

SECTION 5.12 NASDAQ. The Company shall use its commercially reasonable best efforts to satisfy the listing criteria applicable to the Company Common Stock and otherwise maintain the listing of the Company Common Stock on NASDAQ from the date hereof until the Effective Time.

SECTION 5.13 Financing.

(a) Parent shall use its commercially reasonable best efforts to obtain the full amount of the Financing on the terms and conditions described in the Revised Financing Commitments delivered to the Company by Parent; provided, however, that in the event that any portion of the Financing becomes unavailable on the terms and conditions of the Revised Financing Commitments, Parent shall use its commercially reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (the “Alternative Financing”) as promptly as reasonably practicable following the occurrence of such event.

(b) Parent acknowledges and agrees that Parent’s obligation to consummate the Merger on the terms and conditions specified herein is not subject to a financing condition and is not conditional upon the receipt by Parent of the proceeds of the Revised Financing Commitments required to effect the Closing pursuant to Section 1.03 hereof and to satisfy its obligations under Article II hereof, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Article II hereof.

(c) Parent shall give the Company prompt notice of any material breach by any party to the Revised Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Revised Financing Commitments. Parent will keep the Company reasonably informed of the status of the Financing and/or Alternative Financing.

(d) The Company shall provide, and will cause its officers and employees to provide, all necessary cooperation and information in connection with the arrangement and obtaining of the Financing described in the Revised Financing Commitments and/or Alternative Financing as may be reasonably requested by Parent, including, without limitation, facilitating customary due diligence on the Company and arranging senior officers of the Company, as selected by Parent, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies), cooperation in preparing and filing any offering documents, the issuance of any comfort letter, obtaining any Company auditors’ consents, certifications of the chief financial officer of the Company with respect to solvency matters, the delivery of consolidated pro forma financial information of the Company, the use of commercially reasonable efforts to cause each independent auditor of the Company to so cooperate or otherwise and the use of commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority security interests in substantially all of the Company’s assets for the lender(s) providing the Debt Financing, except for Liens (and the assets of the Company securing such Liens), which are contemplated to continue after the Effective Time, as set forth on Section 5.13 of the Company Disclosure Letter.

(e) Parent shall not amend, supplement, modify or terminate (whether unilaterally or by mutual consent), in a manner either materially adverse to the Company or to the consummation of the Merger, any Revised Equity Financing Commitment, or waive any rights thereunder, prior to the termination of this Agreement, without the written consent of the Company, such consent not to be unreasonably withheld.

(f) The Company acknowledges that, prior to the Effective Time, the Company and its Subsidiaries shall, at the request of Parent, take commercially reasonable actions with respect to (i) prepaying, redeeming and/or obtaining the consent of the holders of the Company Convertible Note in accordance with the terms thereof or (ii) restructuring or terminating the Company Credit Facility. The Company shall provide such information and take such actions as are necessary with respect thereto, including calling for prepayment or redemption, or renegotiating, as the case may be, the Company Convertible Note; provided, that (i) no such prepayment or redemption shall actually be made until substantially contemporaneous with or after, or, in the case of the call for prepayment or redemption, immediately prior to or contemporaneous with, the Effective Time and (ii) no such call for prepayment or redemption shall be required prior to the Effective Time unless the Company is permitted to condition such call for prepayment or redemption on the occurrence of the Effective Time or to withdraw such call for prepayment or redemption if the Effective Time shall not have occurred on or prior to the applicable scheduled prepayment or redemption date; and provided, further, that the Company shall not be required to enter into any bank commitment that will become effective prior to the Effective Time.

(g) Each of the parties hereto acknowledges and agrees that after the date hereof, Parent, Merger Sub and their respective Representatives and affiliates may, in their sole discretion, take (or determine not to take) actions with respect to maintaining as outstanding, prepaying, compromising, redeeming and/or amending the Company Convertible Note and/or the Portside Warrant, in any such cases in accordance with the respective terms thereof or as otherwise agreed by the holder thereof; provided, however, that any amendment desired to be effected prior to the Effective Time shall only be effected with the prior written consent of the Company. Parent is under no obligation to endeavor to effect any such potential actions respecting either the Company Convertible Note or the Portside Warrant, and the parties hereto acknowledge and agree that the Company Convertible Note and/or the Portside Warrant may remain outstanding after the Effective Time pursuant to their respective terms, with the Company and the Surviving Corporation remaining obligated thereunder to the extent provided therein, but subject to all respective rights, restrictions and provisions thereunder. Parent, Merger Sub and the Company each (i) agrees that any effect, event, development, change, or lack of change, which arises out of or results from such actions (or lack of action) of Parent, Merger Sub and their respective Representatives and affiliates shall not be deemed to cause any condition to the obligations of any party to effect the Merger (as set forth in Article VI) not to be satisfied and (ii) hereby waives any right it may have under this Agreement to terminate this Agreement pursuant to Article VII hereof based on any such effect, event, development or change, which arises out of or results from such actions (or lack of action) of Parent, Merger Sub and their respective Representatives and affiliates.

SECTION 5.14 No Agreements with Company Stockholders. Neither Parent nor Merger Sub will, nor will they authorize or permit any of their affiliates or Representatives to, enter into any agreement, arrangement or understanding (in each case, whether oral or written), or to authorized, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or, other than the Support Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.

SECTION 5.15 No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Representatives will enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any officer, director or employee of the Company or any affiliate thereof, pursuant to which any such person would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to (i) the execution of any such agreement, arrangement or understanding or (ii) the commitment or agreement to enter into any such agreement, arrangement or understanding.

SECTION 5.16 Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of the

Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

SECTION 5.17 Certain Tax Aspects. The Company, the Merger Sub and Parent intend that any BTP Warrants Issuance will be in exchange for a payment by Parent of an amount of cash equal to the fair market value of the BTP Warrants and that any such cash amount shall then be distributed to the holders of Cash Shares as partial payment of the Per Share Cash Consideration. In satisfaction of such intention, the Company hereby directs Parent to pay such amount of cash as part of the Exchange Fund for payment of the Per Share Cash Consideration to the holders of Cash Shares in accordance with the terms of this Agreement and the Paying Agent Agreement; provided, however, nothing in this Section 5.17 shall affect the aggregate amount of Per Share Cash Consideration payable for the Cash Shares.

SECTION 5.18 Professional Fees. The Company shall cause its Professional Advisors to submit final bills for all Professional Fees to the Company at least two (2) Business Days prior to the Closing Date. The Company shall have paid all Professional Fees in full prior to the Effective Time. The aggregate amount of such Professional Fees paid to Lazard and Raymond James shall in no event exceed the amount set forth on Section 5.18 of the Company Disclosure Letter. The Company shall provide Parent with written notice if and when Professional Fees payable to the Company’s outside legal and accounting advisors exceed the amount set forth on Section 5.18 of the Company Disclosure Letter and shall provide additional written notice to Parent upon certain increments thereafter (as set forth on Section 5.18 of the Company Disclosure Letter.

SECTION 5.19 Additional Agreements. Immediately prior to, but subject to, the satisfaction or valid waiver of all other conditions to the Company’s obligations to effect the Merger set forth in Article VI, the Company shall execute and deliver to Parent the Securities Purchase Agreement.

ARTICLE VI

CONDITIONS

SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Merger Approval shall have been obtained.

(b) No Injunctions or Restraints. No material statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, the “Restraints”) shall be in effect (i) having the effect of making the Merger illegal or (ii) otherwise preventing or prohibiting the consummation of the Merger.

(c) HSR Approval. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d) Governmental Consents. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all applicable Governmental Entities.

SECTION 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent or Merger Sub) at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date of the Original Agreement and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate with all such failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company in the first sentence of Section 3.01(a) and in Sections 3.01(b), (c) and (d)(i) shall be true and correct as of the Closing Date in all material respects.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Adjusted Net Worth. The Company shall have an Adjusted Closing Net Worth equal to or greater than the Adjusted Base Net Worth.

(d) Material Contracts. Material Contracts generating, individually or in the aggregate, more than of 25% of the consolidated net revenues of the Company and its Subsidiaries during the twelve month period preceding the Closing Date shall not have been validly terminated in accordance with their respective terms.

(e) Litigation. No Dispute Proceeding shall be pending against the Company or any of its assets or properties before any Governmental Entity that would reasonably be anticipated (as determined by the Dispute Proceeding method set forth in Section 6.02(e) of the Company Disclosure Letter) to result in payment by the Company of more than the Net Litigation Threshold Amount (as such term is defined in Section 6.02(e) of the Company Disclosure Letter).

(f) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in the preceding paragraphs of Sections 6.02 have been satisfied.

(g) Certificate of Designation. The Company shall have filed the Certificate of Designation for the Series A Preferred Stock with the Secretary of State of Delaware on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date.

(h) Reservation of Shares of Company Common Stock. The Company shall have reserved for issuance shares of Company Common Stock issuable upon exercise of the BTP Warrants, if issued, and any shares of Company Common Stock issuable pursuant to the Securities Purchase Agreement or upon conversion of any shares of Series A Preferred Stock issued thereunder.

(i) Secretary’s Certificate. Parent shall have received a certificate signed by the Secretary of the Company, dated the Closing Date, certifying resolutions of the Company Board (i) approving the Securities Purchase Agreement and the transactions contemplated thereby and (ii) approving and authorizing the sale and the issuance and of the Series A Preferred Stock, Company Common Stock and the BTP Warrants.

(j) Company Professional Fees. Parent shall have received written evidence, in form and substance reasonably acceptable to Parent, reflecting that the Company shall have paid in full all of its Professional Fees.

(k) Stockholder Approval. The Company Stockholder Issuance Approval shall have been obtained.

(l) Securities Purchase Agreement. The Company shall have executed and delivered the Securities Purchase Agreement to Parent.

SECTION 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Parent Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall have been true and correct as of the date of the Original Agreement and shall be true and correct as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received certificates signed by an executive officer of each of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions set forth in the preceding paragraphs of Sections 6.03 have been satisfied.

(d) Solvency Certificate. Parent shall have delivered to the Company a certificate, signed by its chief financial officer, to the effect that, at the Effective Time, after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, the Financing, and any other transactions contemplated in connection with the Merger (including, without limitation, the Securities Purchase Agreement and the transactions contemplated thereby) and, assuming the accuracy of the representations and warranties made by the Company in this Agreement in all respects, Parent and its Subsidiaries, taken as a whole, will not (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, either (A) as presently conducted or (B) as intended by Parent to be conducted or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01 Termination. Subject to Section 5.13(g), this Agreement may be terminated at any time prior to the Effective Time, whether before or, except as provided below with respect to Section 7.01(c), after the Company Stockholder Merger Approval shall have been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if:

(i) the Company Stockholder Merger Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

(ii) any Restraint having any effects set forth in Section 6.01(b) shall be in effect and have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to prevent, remove or lift such Restraint; or

(iii) the Merger shall not have been consummated on or before September 29, 2007 (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Sections 6.01(c) or 6.01(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then either party may extend the Outside Date (on one or more occasions)

by up to 60 days in the aggregate for all such extensions (the “Extended Outside Date”) by providing written notice to the other party on or before the Outside Date or prior to the expiration of any such extension, up to such full 60 aggregate days; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by the Outside Date or the Extended Outside Date.

(c) by the Company prior to when Company Stockholder Merger Approval has been obtained, in accordance with Section 5.02(e);

(d) by Parent, if the Company Board (or any duly authorized committee thereof) shall have (i) made an Adverse Recommendation Change, (ii) approved or recommended any Acquisition Proposal, (iii) publicly proposed to approve or recommend any Acquisition Proposal, (iv) made Company Rights Agreement Modifications or DGCL 203 Modifications, or (v) resolved to effect any of the foregoing or if the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or refused to publicly affirm the Company Board Recommendation if reasonably requested by Parent;

(e) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) has not been waived in writing by Parent, (ii) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (iii) reasonably cannot be cured by the Outside Date or the Extended Outside Date (if the Outside Date has been extended to the Extended Outside Date in accordance with Section 7.01(b)(iii)), provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then entitled to terminate this Agreement pursuant to Section 7.01(f); or

(f) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) has not been waived in writing by the Company, (ii) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (iii) reasonably cannot be cured by the Outside Date or the Extended Outside Date (if the Outside Date has been extended to the Extended Outside Date in accordance with Section 7.01(b)(iii)), provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent is then entitled to terminate this Agreement pursuant to Section 7.01(d) or Section 7.01(e).

SECTION 7.02 Effect of Termination.

(a) In the event of a termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Representatives, except with respect to the last proviso of the first sentence of Section 5.03 (Confidentiality), Section 5.05 (Fees and Expenses), this Section 7.02 (Effect of Termination) and Article VIII (General Provisions), which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party for liability for any willful and material breach of this Agreement or fraud.

(b) Termination Fee and Parent Expenses.

(i) In the event that this Agreement is validly terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i) or (B) by Parent pursuant to Section 7.01(e) (on the basis of a breach of the Company’s representations and warranties), then the Company shall pay Parent an amount of cash equal to $1,500,000 as a reimbursement of Expenses incurred by Parent and Merger Sub (the “Termination Fee”)). Payment of the Termination Fee pursuant to this Section 7.02(b)(i) shall be made not later than two (2) Business Days after demand for payment, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.

(ii) In the event that this Agreement is validly terminated pursuant to Section 7.01(c) by the Company or Section 7.01(d) by Parent, then the Company shall pay to Parent an amount equal to the sum of (A) $3,200,000 and (B) the sum of Parent’s and Merger Sub’s Expenses (not to exceed $1,000,000 of such Expenses in the aggregate) (the sum of (A) and (B), the “Fiduciary Fee”), at or prior to the time of termination in the case of termination pursuant to Section 7.01(c) or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 7.01(d), by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.

(iii) In the event that (A) prior to obtaining the Company Stockholder Merger Approval, an Acquisition Proposal has been publicly proposed by any person (other than Parent or Merger Sub or any of their respective affiliates) and not publicly withdrawn by the tenth calendar day prior to the Stockholders’ Meeting, (B) thereafter this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii)) or by Parent pursuant to Section 7.01(e) and (C) any person (other than Parent or Merger Sub or any of their respective affiliates) shall enter into a definitive agreement to consummate, or consummates, an Acquisition Proposal within nine (9) months following the termination of this Agreement, then the Company shall pay to Parent the Fiduciary Fee, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, on the date the Company enters into such definitive agreement or, if earlier, consummates an Acquisition Proposal, as applicable; provided, however, that the amount of the Termination Fee previously paid by the Company to Parent under Section 7.02(b)(i) shall be applied as a credit toward the payment by the Company of the amount of such Fiduciary Fee; provided further, however, that for the purpose of this Section 7.02(b)(iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g), except that references to “more than 15%” shall be deemed to be references to “more than 50%.”

(iv) The Company acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Termination Fee or Fiduciary Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 7.02(b)(i), (ii) and (iii) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty. The Company further acknowledges that without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and/or the Fiduciary Fee when due in accordance with the applicable requirements of this Section 7.02(b), and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee and/or the Fiduciary Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

(v) Subject to Section 7.02(b)(iii) above, upon payment of the Termination Fee and/or the Fiduciary Fee by the Company in accordance with this Section 7.02(b), the Company and its Representatives shall have no further liability or obligation relating to, arising out of, or with respect to, this Agreement or the transactions contemplated hereby. (provided, that nothing herein shall release any party from any liability arising from fraud). Nothing herein shall limit Parent’s rights to sue for damages (“Covenant Breach Damages”) resulting from the Company’s breach of a covenant hereunder) (provided, that the Company shall be entitled to introduce the payment of the Termination Fee by the Company to Parent as evidence in any proceeding to determine Covenant Breach Damages; provided further, that Parent shall not be entitled to any Covenant Breach Damages if the Company pays to Parent the Fiduciary Fee when due in accordance with the applicable requirements of this Section 7.02(b)).

(c) Business Interruption Fee.

(i) In the event that this Agreement is validly terminated by the Company pursuant to Section 7.01(f) (including, without limitation, as a result of Parent or Merger Sub breaching their respective obligation to effect the Closing pursuant to Section 1.03 hereof, then Parent shall pay or caused to be paid to the Company an amount of cash equal to $4,200,000 (the “Business Interruption Fee”); provided, that the foregoing shall not prevent the Company from seeking payment of the Business Interruption Fee under the Fee Guarantee so long as the aggregate amount received by the Company from Parent pursuant to this Section 7.02(c) and from the Guarantor pursuant to the Fee Guarantee is not greater than the Business Interruption Fee. Subject only to Sections 7.02(c)(ii) and (iii) below, neither Parent nor Merger Sub shall have any liability under this Agreement other than the payment of the Business Interruption Fee in the circumstances required by Section 7.02(c)(i).

(ii) Parent acknowledge that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Business Interruption Fee is payable are uncertain and incapable of accurate calculation and that the amount payable pursuant to Section 7.02(c)(i) is a reasonable forecast of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Business Interruption Fee is not promptly paid when due in accordance with the requirements of Section 7.02(c)(i), and, in order to obtain such payment the Company commences a suit which results in a judgment for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

(iii) Subject to Section 7.02(c)(ii) above, upon payment of the Business Interruption Fee to the Company in accordance with this Section 7.02(c), none of Parent, Merger Sub nor any of their respective affiliates or Representatives shall have any further liability or obligation relating to, arising out of, or with respect to, this Agreement or the transactions contemplated hereby (provided, that nothing herein shall release Parent or Merger Sub from liability arising from fraud).

SECTION 7.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors and/or managers, as the case may be, at any time before or after obtaining the Company Stockholder Merger Approval; provided, however, that after the Company Stockholder Merger Approval has been obtained, no amendment shall be made which by Law requires further approval by such Company Stockholders without obtaining such further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, each party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.06) that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered in accordance with the information set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

BTP Acquisition Company LLC

10100 Santa Monica Boulevard, Suite 1250

Los Angeles, CA 90067

Facsimile: (310) 286-7260

Attention: Susan Tregub, Esq.

with copies (which shall not constitute notice) to:

Barnes Morris Klein Mark Yorn Barnes & Levine

3rd Floor, North Tower

2000 Avenue of the Stars

Los Angeles, CA 90067

Facsimile: (310) 319-3990

Attention: Michael Barnes, Esq.

and to

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angles, CA 90071-3106

Facsimile: (213) 680-6499

Attention: Richard J. Welch

(b)	if to the Company, to:

Image Entertainment, Inc.

20525 Nordhoff Street, Suite 200

Chatsworth, California 91311

Facsimile: (818) 407-5775

Attention: Martin W. Greenwald

with copies to (which shall not constitute notice):

Manatt, Phelps & Phillips, LLP

11355 West Olympic Blvd.

Los Angeles, CA 90064

Facsimile: (310) 312-4224

Attention: Gordon M. Bava, Esq.

SECTION 8.03 Interpretation.

(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or an Exhibit to, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such terms. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.

(b) Items disclosed on the Company Disclosure Letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on the Company’s Disclosure Letter relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of the Company Disclosure Letter that such disclosure is applicable to such other sections.

SECTION 8.04 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or PDF, it being understood that all parties need not sign the same counterpart.

SECTION 8.05 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the documents and instruments referred to herein and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement with respect to their collective subject matter, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter.

(b) The parties acknowledge and agree that upon execution of this Agreement, the Letter Agreement shall terminate and be of no further force and effect.

(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 8.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).

SECTION 8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated, and the purpose and intent of this Agreement is preserved, to the greatest extent possible.

SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, which consent may be withheld for any reason by such other party in its sole discretion, and any attempt to make any such assignment without such consent shall be null and void and of no effect whatsoever. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 8.09 Submission To Jurisdiction; Waivers. Each of Parent, Merger Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the federal court of the United States of America sitting in the State of Delaware), and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the above-named courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

SECTION 8.10 Enforcement. The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to (i) an injunction or injunctions to prevent breaches of this Agreement and to (ii) specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BTP ACQUISITION COMPANY, LLC

By:	/s/ David Bergstein
Name:	David Bergstein
Title:	Manager

IEAC, INC.

By:	/s/ David Bergstein
Name:	David Bergstein
Title:	Manager

IMAGE ENTERTAINMENT, INC.

By:	/s/ Martin W. Greenwald
Name:	Martin W. Greenwald
Title:	CEO/Chairman